Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222630
BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 1 DATED AUGUST 15, 2019
TO THE PROSPECTUS DATED SEPTEMBER 5, 2018
This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Black Creek Diversified Property Fund Inc., dated September 5, 2018 (the “Prospectus”). This Supplement supersedes and replaces all prior supplements to the Prospectus. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to disclose:

•	the transaction price for each class of our common stock as of September 1, 2019;

•	the calculation of our July 31, 2019 net asset value (“NAV”) per share, as determined in accordance with our valuation procedures, for each of our share classes;

•	the status of this offering;

•	updated information with respect to our real properties;

•	updated selected financial data;

•	updated information regarding distributions authorized by our board of directors;

•	updated information regarding redemptions;

•	updated information regarding fees and expenses payable to our Advisor, our Dealer Manager and their affiliates;

•	updated historical fund-level expenses;

•	updated certain historical NAV information;

•	updated suitability standards;

•	an update to directors and executive officers;

•	updated experts information;

•	an update to our share redemption program;

•	an update to our valuation procedures;

•	an update to the conflict resolution procedures related to the allocation of investment opportunities;

•	an update to our plan of distribution;

•	updated information regarding the payment structure of the performance component of the advisory fee;

•	our second amended and restated credit facility agreement;

•	senior unsecured term loan credit facility;

•	amended and restated operating partnership agreement;

•	the renewal of the Advisory Agreement;

•	updated risk factors;

•	the addition of certain information incorporated by reference; and

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

•	SEPTEMBER 1, 2019 TRANSACTION PRICE
The transaction price for each share class of our common stock for subscriptions accepted (and distribution reinvestment plan issuances) as of September 1, 2019 (and redemptions as of August 31, 2019) is as follows:

Share Class	Transaction Price (per share)
Class T	$7.3249
Class S	$7.3249
Class D	$7.3249
Class I	$7.3249
Class E	$7.3249
The transaction price for each of our share classes is equal to such class’s NAV per share as of July 31, 2019. A calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

•	JULY 31, 2019 NAV PER SHARE
Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. Our most recent NAV per share for each share class, which is updated as of the last calendar day of each month, is posted on our website at www.blackcreekdiversified.com and is also available on our toll-free, automated telephone line at (888) 310-9352. Please see “Net Asset Value Calculation and Valuation Procedures” in our Prospectus for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by the Independent Valuation Firm. All parties engaged by us in the calculation of our NAV, including the Advisor, are subject to the oversight of our board of directors. Generally, all of our real properties are appraised once each calendar year by third party appraisal firms in accordance with our valuation guidelines and such appraisals are reviewed by our Independent Valuation Firm.
As used below, “Fund Interests” means our outstanding shares of common stock, along with the partnership units in our operating partnership (“OP Units”) held by third parties, and “Aggregate Fund NAV” means the NAV of all of the Fund Interests.
The following table sets forth the components of our NAV as of July 31, 2019 and June 30, 2019:

	As of
(in thousands)	July 31, 2019	June 30, 2019
Office properties	$902,050	$897,650
Retail properties	870,700	870,400
Multifamily properties	182,200	—
Industrial properties	169,950	169,550
Total real property investments	$2,124,900	$1,937,600
Cash and other assets, net of other liabilities	(98,640)	(21,315)
Debt obligations	(942,935)	(840,723)
Aggregate Fund NAV	$1,083,325	$1,075,562
Total Fund Interests outstanding	147,896	147,384

The following table sets forth the NAV per Fund Interest as of July 31, 2019 and June 30, 2019:

(in thousands, except per Fund Interest data)	Total	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class E OP Units
As of July 31, 2019
Monthly NAV	$1,083,325	$30,824	$133,641	$23,454	$299,072	$520,279	$76,055
Fund Interests outstanding	147,896	4,208	18,245	3,202	40,829	71,029	10,383
NAV Per Fund Interest	$7.3249	$7.3249	$7.3249	$7.3249	$7.3249	$7.3249	$7.3249
As of June 30, 2019
Monthly NAV	$1,075,562	$28,476	$128,367	$22,473	$295,543	$524,871	$75,832
Fund Interests outstanding	147,384	3,902	17,590	3,080	40,498	71,923	10,391
NAV Per Fund Interest	$7.2977	$7.2977	$7.2977	$7.2977	$7.2977	$7.2977	$7.2977
Under GAAP, we record liabilities for ongoing distribution fees (i) that we currently owe the Dealer Manager under the terms of our Dealer Manager agreement and (ii) for an estimate that we may pay to the Dealer Manager in future periods for shares of our common stock. As of July 31, 2019, we estimated approximately $12.4 million of ongoing distribution fees were potentially payable to the Dealer Manager. We do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.
The valuation for our real properties as of July 31, 2019 was provided by the Independent Valuation Firm in accordance with our valuation procedures and determined starting with the appraised value. Certain key assumptions that were used by our Independent Valuation Firm in the discounted cash flow analysis are set forth in the following table based on weighted-averages by property type.

	Office	Retail	Multifamily	Industrial	Weighted-Average Basis
Exit capitalization rate	6.45%	6.41%	5.50%	6.11%	6.33%
Discount rate / internal rate of return (“IRR”)	7.15%	6.87%	7.09%	6.94%	7.01%
Annual market rent growth rate	3.03%	2.96%	3.00%	3.00%	2.99%
Average holding period (years)	10.0	10.0	10.0	10.0	10.0
A change in the rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties:

Input	Hypothetical Change	Office	Retail	Multifamily	Industrial	Weighted-Average Values
Exit capitalization rate (weighted-average)	0.25% decrease	2.83%	2.43%	2.97%	2.82%	2.68%
	0.25% increase	(2.62)%	(2.24)%	(2.71)%	(2.59)%	(2.47)%
Discount rate (weighted-average)	0.25% decrease	2.07%	1.92%	1.95%	1.95%	1.99%
	0.25% increase	(2.02)%	(1.87)%	(1.90)%	(1.90)%	(1.94)%
The valuation of our debt obligations as of July 31, 2019 was in accordance with fair value standards under GAAP. The key assumption used in the discounted cash flow analysis was the market interest rate. Market interest rates relating to the underlying debt obligations are based on unobservable Level 3 inputs, which we have determined to be our best estimate of current market interest rates of similar instruments. The weighted-average market interest rate used in the July 31, 2019 valuation was 3.85%.
A change in the market interest rates used would impact the calculation of the fair value of our debt obligations. For example, assuming all other factors remain constant, a decrease in the weighted-average market interest rate of 25 basis points would increase the fair value of our debt obligations by approximately 0.17%. Alternatively, assuming all other factors remain constant, an increase in the weighted-average market interest rate of 25 basis points would decrease the fair value of our debt obligations by approximately 0.63%.

Our hedge instruments are valued based on market expectations of future interest rates (the “forward interest rate curve”). All else equal, an upward shift in the forward interest rate curve would increase the value of our current hedge positions, resulting in a positive impact to our NAV, and a downward shift in the forward interest rate curve would decrease the value of our current hedge positions, resulting in a negative impact to our NAV.

•	STATUS OF THIS OFFERING
As of August 1, 2019, we had raised gross proceeds of approximately $167.8 million from the sale of approximately 22.4 million shares in this offering, including proceeds from our distribution reinvestment plan of approximately $9.9 million. As of August 1, 2019, approximately $2.83 billion in shares remained available for sale pursuant to this offering, including approximately $490.1 million in shares available for sale through our distribution reinvestment plan.

•	REAL PROPERTIES
As of June 30, 2019, our real estate portfolio consisted of 47 properties totaling approximately 7.7 million square feet located in 18 markets throughout the U.S., with 445 tenants. Our real estate portfolio includes six properties placed in Delaware Statutory Trusts (“DST Properties”). The interests of the DST Properties are initially owned by a taxable REIT subsidiary of our operating partnership and then sold to third party investors (the “DST Program”). We, through a subsidiary of our operating partnership, hold long-term leasehold interests in the DST Properties pursuant to master leases that are guaranteed by the operating partnership, while third-party investors will ultimately hold some or all of the interests in the real estate through the Delaware Statutory Trusts.
Acquisitions. During the six months ended June 30, 2019, we acquired two industrial properties comprising 0.5 million square feet for an aggregate purchase price of $39.1 million. As of the date of this Supplement, and subsequent to June 30, 2019, we acquired our first two multi-family properties located in Rockville, Maryland and Winter Park, Florida for a purchase price of approximately $93.5 million and $84.5 million, respectively.
Dispositions. During the six months ended June 30, 2019, we sold two office properties and two retail outparcels for net proceeds of approximately $129.0 million, which is net of a $83.1 million secured debt repayment upon the disposition of 655 Montgomery.

Portfolio Overview and Market Diversification. As of June 30, 2019, the average effective annual rent of our total real estate portfolio (calculated by dividing total annualized base rent, which includes the impact of any contractual tenant concessions (cash basis), by total leased square footage) was approximately $18.97 per square foot. The following table summarizes certain operating metrics of our portfolio by market and by segment as of June 30, 2019:

($ and square feet in thousands)	Number of Properties	Investment in Real Estate Properties	% of Gross Investment Amount	Rentable Square Feet	% of Total Rentable Square Feet	% Leased (1)
Office properties:
Metro New York	1	$240,120	12.6%	594	7.7%	79.5%
Austin	2	120,019	6.3	429	5.6	99.4
East Bay	1	99,906	5.2	204	2.6	100.0
Denver	1	86,496	4.5	262	3.4	72.9
South Florida	2	84,910	4.5	363	4.7	71.9
Washington, DC	1	72,164	3.8	126	1.6	99.1
Princeton	1	57,071	3.0	167	2.2	100.0
Philadelphia	1	47,905	2.5	174	2.3	79.0
Dallas	1	40,584	2.1	155	2.0	95.5
Minneapolis/St Paul	1	29,528	1.6	107	1.4	100.0
Total office properties	12	878,703	46.1	2,581	33.5	86.8
Retail properties:
Greater Boston	21	510,373	26.9	1,999	25.9	89.7
South Florida	2	107,555	5.6	206	2.7	96.5
Washington, DC	1	63,171	3.3	233	3.0	100.0
Metro New York	1	60,748	3.2	225	2.9	90.0
Raleigh	1	42,996	2.3	130	1.7	100.0
San Antonio	1	36,866	1.9	177	2.3	97.6
Tulsa	1	34,310	1.8	101	1.3	100.0
Total retail properties	28	856,019	45.0	3,071	39.8	92.1
Industrial properties:
Houston	1	38,948	2.0	352	4.6	100.0
Central Kentucky	1	30,979	1.6	727	9.5	100.0
Las Vegas	1	24,671	1.3	248	3.2	100.0
San Antonio	1	20,746	1.1	245	3.2	100.0
Philadelphia	1	18,870	1.0	171	2.2	94.9
Cincinnati	1	18,759	1.0	218	2.8	100.0
East Bay	1	16,201	0.9	96	1.2	100.0
Total industrial properties	7	169,174	8.9	2,057	26.7	99.6
Total real estate portfolio	47	$1,903,896	100.0%	7,709	100.0%	92.3%

(1)	Percentage leased is based on executed leases as of June 30, 2019.
Lease Terms. Lease terms typically range from one to 10 years, and often include renewal options. Most of our leases include fixed rental increases or Consumer Price Index-based rental increases and are not based on the income or profits of any person.

Lease Expirations. As of June 30, 2019, the weighted-average remaining term of our total leased portfolio was approximately 5.6 years based on annualized base rent and 5.2 years based on leased square footage, excluding renewal options. The following table summarizes the lease expirations of our leased portfolio for leases in place as of June 30, 2019, without giving effect to the exercise of renewal options or termination rights, if any:

($ and square feet in thousands)	Number of Leases	Annualized Base Rent (1)	% of Total Annualized Base Rent (1)	Leased Square Feet	% of Total Leased Square Feet
2019	39	$5,030	3.7%	143	2.0%
2020	93	14,480	10.7	692	9.7
2021	71	16,646	12.3	1,439	20.2
2022	73	14,629	10.8	760	10.7
2023	66	17,470	12.9	823	11.6
2024	60	16,077	11.9	752	10.6
2025	32	8,408	6.2	488	6.9
2026	30	7,494	5.5	411	5.8
2027	17	5,565	4.1	451	6.3
2028	23	8,060	6.0	303	4.3
Thereafter	38	21,380	15.9	856	11.9
Total leased	542	$135,239	100.0%	7,118	100.0%

(1)	Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of June 30, 2019, multiplied by 12.
Tenant Diversification. We believe that the tenant base that occupies our real estate portfolio is generally stable and well-diversified. As of June 30, 2019, there were no tenants that represented more than 10.0% of total annualized base rent and only two tenants that each represented more than 10.0% of total leased square feet. The following table reflects our 10 largest tenants, based on annualized base rent, which leased a combined 2.6 million square feet as of June 30, 2019:

($ and square feet in thousands)	Number of Locations (1)	Annualized Base Rent (2)	% of Total Annualized Base Rent (2)	Leased Square Feet	% of Total Leased Square Feet
The Stop & Shop Supermarket Company	12	$13,470	10.0%	777	10.9%
Seton Health Care	1	4,990	3.7	156	2.2
Mizuho Bank, Ltd.	1	4,554	3.4	116	1.6
Trinet USA, Inc.	1	4,203	3.1	110	1.5
Amazon.com.kydc LLC	2	3,734	2.8	975	13.7
Integra LifeSciences Holdings Corp.	1	3,590	2.7	167	2.3
I.A.M. National Pension Fund	1	3,303	2.4	63	0.9
Citco Fund Services (USA) Inc.	1	3,021	2.2	70	1.0
The Home Depot, Inc.	1	2,716	2.0	102	1.4
Alliant Techsystems Inc.	1	2,588	1.9	107	1.5
Total	22	$46,169	34.2%	2,643	37.0%

(1)	Reflects the number of properties for which the tenant has at least one lease in-place.

(2)	Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of June 30, 2019, multiplied by 12.
The majority of our tenants do not have a public corporate credit rating. We evaluate creditworthiness and financial strength of prospective tenants based on financial, operating and business plan information that such prospective tenants provide to us, as well as other market, industry, and economic information that is generally publicly available. As a result of this assessment, we may require that the tenant enhance their credit by providing us with security deposits, letters of credit from established financial institutions, or personal or corporate guarantees. Tenant creditworthiness often influences the amount of upfront tenant improvements, lease incentives, concessions or other leasing costs we may invest in a tenant lease.

Industry Diversification. As of June 30, 2019, our consolidated operating real properties had leases with 445 tenants. We intend to maintain a well-diversified mix of tenants to limit our exposure to any single tenant or industry. Our diversified investment strategy inherently provides for tenant diversity, and we continue to monitor our exposure relative to our larger tenant industry sectors. The table below illustrates the diversification of our portfolio by industry classifications of our tenants as of June 30, 2019:

($ and square feet in thousands)	Number of Leases	Annualized Base Rent (1)	% of Annualized Base Rent	Leased Square Feet	% of Leased Square Feet
Professional, Scientific and Technical Services	83	$23,764	17.6%	704	9.9%
Food and Beverage Stores	33	21,600	16.0	1,347	18.9
Credit Intermediation and Related Activities	31	9,816	7.3	255	3.6
Funds, Trusts and Other Financial Vehicles	6	6,947	5.1	150	2.1
Food Services and Drinking Places	68	6,461	4.8	202	2.8
Hospitals	2	5,617	4.2	171	2.4
Health and Personal Care Services	35	4,634	3.4	232	3.3
Ambulatory Health Care Services	40	3,804	2.8	137	1.9
Non-Store Retailers	2	3,734	2.8	975	13.7
Clothing and Clothing Accessories Stores	15	3,687	2.7	246	3.5
Other	227	45,175	33.3	2,699	37.9
Total	542	$135,239	100.0%	7,118	100.0%

(1)	Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of June 30, 2019, multiplied by 12.
Debt Obligations. Our indebtedness is currently comprised of borrowings under our line of credit, term loans and mortgage notes. As of June 30, 2019, we had approximately $842.2 million of indebtedness with a weighted-average interest rate of 3.69%, which includes the effects of the interest rate swap agreements. The weighted-average remaining term of our debt as of June 30, 2019 was 3.6 years, excluding the impact of certain extension options. The total gross book value of properties encumbered by our debt as of June 30, 2019 was approximately $436.8 million.
LIBOR is expected to be discontinued after 2021. As of June 30, 2019, our line of credit, term loans and a $51.6 million mortgage note are our only indebtedness with maturity dates beyond 2021 that has exposure to LIBOR. The agreements governing the line of credit, term loans and mortgage note provide procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2021 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.

•	SELECTED FINANCIAL DATA
The table below presents selected consolidated financial information that should should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated herein by reference, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which is included in this Supplement. Additionally, the following information supplements, and should be read in conjunction with, the disclosure contained in the section titled “Selected Financial Data” in the Prospectus.

(in thousands, except per share data)	For the Six Months Ended June 30, 2019 (1)	For the Year Ended December 31, 2018 (1)
Operating data:
Total revenues	$95,614	$190,325
Total operating expenses	$(69,781)	$(157,147)
Total other income (expenses)	$61,357	$(34,516)
Net income (loss)	$87,190	$(1,338)
Net income (loss) attributable to common stockholders	$81,001	$(1,237)
Net income (loss) attributable to common stockholders per common share—basic and diluted	$0.60	$(0.01)
Weighted-average shares outstanding—basic	134,765	128,740
Weighted-average shares outstanding—diluted	145,219	139,674
Distributions:
Total distributions declared on common stock	$24,678	$47,765
Distributions declared per share of common stock	$0.1875	$0.3750
NAREIT FFO (2):
Reconciliation of net income (loss) to NAREIT FFO:
Net income (loss) attributable to common stockholders	$81,001	$(1,237)
Total NAREIT adjustments (3)	$(52,666)	$53,859
NAREIT FFO attributable to OP Units	$2,203	$4,456
NAREIT FFO	$30,538	$57,078
Cash flow data:
Net cash provided by operating activities	$20,443	$67,516
Net cash provided by (used in) investing activities	$65,785	$(17,985)
Net cash provided by (used in) financing activities	$22,465	$(51,509)

	As of
(in thousands, except # of properties and tenants)	June 30, 2019 (1)	December 31, 2018 (1)
Balance sheet data:
Net investment in real estate properties	$1,403,183	$1,507,112
Cash and cash equivalents	$117,976	$10,008
Total assets	$1,581,843	$1,581,102
Debt, net	$834,962	$1,001,298
Total liabilities	$1,088,512	$1,170,089
Total stockholders' equity	$413,749	$333,718
Shares outstanding	136,993	130,852
Portfolio data:
Total number of properties	47	47
Total rentable square feet	7,709	7,677
Total number of tenants	445	490

(1)
Historically, we had been focused on selling certain office and retail assets in order to help us increase our current allocation to industrial real estate assets and liquidity to pursue new investment opportunities. As such, our year-over-year financial data is not directly comparable.

(2)	Refer to the section of this Supplement titled “Additional Measures of Performance” for the definition of NAREIT FFO, as well as a detailed reconciliation of our net income (loss) to NAREIT FFO.

(3)
Included in our NAREIT-defined adjustments are real estate-related depreciation and amortization, impairment of depreciable real estate, gains on sales of assets and noncontrolling interests’ share of net income (loss) and NAREIT FFO.

Additional Measures of Performance
Net Income and NOI
We define NOI as GAAP rental revenues less GAAP rental expenses. We consider NOI to be an appropriate supplemental performance measure and believe NOI provides useful information to our investors regarding our financial condition and results of operations because NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the properties, such as real estate-related depreciation and amortization, general and administrative expenses, advisory fees, acquisition expenses, impairment charges, interest expense, gains on sale of properties, other income and expense, gains and losses on the extinguishment of debt and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance since it excludes such items, which could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance. For a reconciliation of our GAAP net income (loss) to NOI for the six months ended June 30, 2019 and 2018, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operation” included in our Quarterly Report on Form 10-Q for the quarterly ended June 30, 2019, which is included in this Supplement.
Funds From Operations (“FFO”)
We believe that FFO, in addition to net income (loss) and cash flows from operating activities as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our consolidated operating performance. However, this supplemental, non-GAAP measure should not be considered as an alternative to net income (loss) or to cash flows from operating activities as an indication of our performance and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. In addition, other REITs may define FFO and similar measures differently and choose to treat acquisition-related costs and potentially other accounting line items in a manner different from us due to specific differences in investment and operating strategy or for other reasons.
FFO. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. By excluding gains or losses on the sale of assets, we believe FFO provides a helpful additional measure of our consolidated operating performance on a comparative basis. We use FFO as an indication of our consolidated operating performance and as a guide to making decisions about future investments.

The following unaudited table presents a reconciliation of GAAP net income (loss) to NAREIT FFO:

(in thousands, except per share data)	For the Six Months Ended June 30, 2019	For the Year Ended December 31, 2018
GAAP net income (loss) attributable to common stockholders	$81,001	$(1,237)
GAAP net income (loss) per common share—basic and diluted	$0.60	$(0.01)
Reconciliation of GAAP net income (loss) to NAREIT FFO:
GAAP net income (loss) attributable to common stockholders	$81,001	$(1,237)
Real estate-related depreciation and amortization	28,988	57,866
Impairment of real estate property	—	14,648
Gain on sale of real estate property	(85,640)	(14,093)
Noncontrolling interests’ share of net income (loss)	6,189	(101)
Noncontrolling interests’ share of NAREIT FFO	(2,203)	(4,461)
NAREIT FFO attributable to common stockholders—basic	28,335	52,622
NAREIT FFO attributable to OP Units	2,203	4,456
NAREIT FFO	$30,538	$57,078
Weighted-average shares outstanding—basic	134,765	128,740
Weighted-average shares outstanding—diluted	145,219	139,674
NAREIT FFO per common share—basic and diluted	$0.21	$0.41

•	DISTRIBUTIONS
From January 31, 2019 through September 30, 2019, our board of directors authorized a monthly distribution rate of $0.03125 per share of common stock, subject to adjustment for class-specific fees. Our board of directors reserves the right to revisit this distribution level during the quarter with respect to record dates that have not yet passed. The distributions were paid, or will be paid, on or about the last business day of each respective month to stockholders of record as of the close of business on the last business day of each respective month.
 The following table outlines sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan) for the quarters indicated below:

	Amount						Source of Distributions				Total Cash Flows from Operating Activities
(in thousands, except per share data)	Declared per Common Share (1)	Paid in Cash (2)		Reinvested in Shares		Total Distributions	Cash Flows from Operating Activities		Borrowings
2019
March 31	$0.09375	$8,442	62.8%	$4,997	37.2%	$13,439	$5,624	41.8%	$7,815	58.2%	$5,624
June 30	0.09375	8,615	62.5	5,180	37.5	13,795	13,795	100.0	—	—	14,819
Total	$0.18750	$17,057	62.6%	$10,177	37.4%	$27,234	$19,419	71.3%	$7,815	28.7%	$20,443
2018
March 31	$0.09375	$8,367	63.6%	$4,789	36.4%	$13,156	$9,282	70.6%	$3,874	29.4%	$9,282
June 30	0.09375	8,358	64.0	4,710	36.0	13,068	13,068	100.0	—	—	28,734
September 30	0.09375	8,331	63.7	4,738	36.3	13,069	13,069	100.0	—	—	14,563
December 31	0.09375	8,382	63.5	4,814	36.5	13,196	13,196	100.0	—	—	14,937
Total	$0.37500	$33,438	63.7%	$19,051	36.3%	$52,489	$48,615	92.6%	$3,874	7.4%	$67,516

(1)
Amount reflects the total quarterly distribution rate, subject to adjustment for class-specific fees. Distributions were declared and paid as of monthly record dates. These monthly distributions have been aggregated and presented on a quarterly basis.

(2)
Includes other cash distributions consisting of: (i) distributions paid to OP Unit holders; (ii) regular distributions made to our former joint venture partners; and (iii) ongoing distribution fees paid to the Dealer Manager with respect to Class T, Class S and Class D shares.

For the six months ended June 30, 2019 and the year ended December 31, 2018, our FFO was $30.5 million, or 112.1% of our total distributions, and $57.1 million, or 108.7% of our total distributions, respectively. FFO is a non-GAAP operating metric and should not be used as a liquidity measure. However, management believes the relationship between FFO and distributions may be meaningful for investors to better understand the sustainability of our operating performance compared to distributions made. Refer to “Selected Financial Data—Additional Measures of Performance” above for the definition of FFO, as well as a detailed reconciliation of our GAAP net income to FFO.

•	REDEMPTIONS
Below is a summary of redemptions and repurchases pursuant to our share redemption program for the six months ended June 30, 2019 and year ended December 31, 2018. Our board of directors may modify, suspend or terminate our current share redemption programs if it deems such action to be in the best interest of our stockholders.

(in thousands, except for per share data)	For the Six Months Ended June 30, 2019	For the Year Ended December 31, 2018
Number of shares requested for redemption or repurchase	7,593	22,883
Number of shares redeemed or repurchased	7,593	22,883
% of shares requested that were redeemed or repurchased	100.0%	100.0%
Average redemption or repurchase price per share	$7.37	$7.47
We funded these redemptions from borrowings under our revolving line of credit. We generally repay funds borrowed from our revolving line of credit from a variety of sources including: operating cash flows in excess of our distributions; proceeds from our public offerings; proceeds from the disposition of properties; and other longer-term borrowings.

•	FEES AND EXPENSES PAYABLE TO OUR ADVISOR, OUR DEALER MANAGER AND THEIR AFFILIATES
The following table summarizes fees and expenses incurred by us for services provided by the Advisor, the Dealer Manager and their affiliates, and any related amounts payable. Refer to the section of the Prospectus entitled “The Advisor and the Advisory Agreement—Summary of Fees, Commissions and Reimbursements” for more information regarding these fees and expenses.

(in thousands)	For the Six Months Ended June 30, 2019	Payable as of June 30, 2019	For the Year Ended December 31, 2018	Payable as of December 31, 2018
Upfront selling commissions (1)	$1,107	$—	$1,199	$—
Ongoing distribution fees (1)(2)	585	114	501	76
Advisory fees (3)	5,800	1,092	13,836	3,225
Other expense reimbursements—Advisor (4)(5)	4,763	855	8,801	1,411
Other expense reimbursements—Dealer Manager	361	—	878	—
DST Program advisory fees (6)	564	—	313	—
DST Program selling commissions (1)	1,381	—	1,097	—
DST Program dealer manager fees (1)	233	—	293	—
DST Program other reimbursements—Dealer Manager	372	—	212	—
DST Program facilitation and loan origination fees	1,307	—	356	—
Total	$16,473	$2,061	$27,486	$4,712

(1)	All or a portion of these amounts will be retained by, or reallowed (paid) to, participating broker-dealers and servicing broker-dealers.

(2)
The distribution fees accrue daily and are payable monthly in arrears. Additionally, we accrue for future estimated amounts payable related to ongoing distribution fees. The future estimated amounts payable of approximately $11.9 million as of June 30, 2019 is included in other liabilities on the consolidated balance sheets.

(3)	Amount for the six months ended June 30, 2019 is included in advisory fees, related party on the consolidated statements of operations.

(4)
Amount includes approximately $4.0 million for the six months ended June 30, 2019 related to the reimbursement of a portion of the salary, bonus and benefits for employees of the Advisor, including our named executive officers, for services provided to us for which the Advisor does not otherwise receive a separate fee. A portion of compensation received by certain employees of the Advisor and its affiliates may be in the form of a restricted stock grant awarded by us. We show these as reimbursements to the Advisor to the same extent that we recognize the related share-based compensation on our consolidated statements of operations. The balance of such reimbursements is made up primarily of other general overhead and administrative expenses, including, but not limited to, allocated rent paid to both third parties and affiliates of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs, which are included in general and administrative expenses on the consolidated statements of income.

(5)	Includes costs reimbursed to the Advisor related to the DST Program.

(6)	Amount for the six months ended June 30, 2019 is included in advisory fees, related party on the consolidated statements of operations.

•	HISTORICAL FUND-LEVEL EXPENSES
During the years ended December 31, 2018 and 2017, we incurred certain fund-level expenses at an annualized rate equal to approximately 2.74% and 2.31%, respectively, of our average NAV over the respective periods. Such fund-level expenses comprised (i) an advisory fee equal to an annualized 1.35% and 1.15%, respectively, of our average NAV over the respective periods, which included a performance fee of 0.21% for the year ended December 31, 2018 and no performance fee accrued for the year ended December 31, 2017, (ii) general and administrative expenses equal to an annualized 0.84% and 0.80%, respectively, of our average NAV over the respective periods and (iii) organizational and offering costs equal to an annualized 0.55% and 0.36%, respectively, of our average NAV over the respective periods. Said differently, for each $1,000 in net proceeds that we received from the sale of shares after deducting upfront fees and commissions, we incurred approximately $27 and $23 in these fund-level expenses during 2018 and 2017, respectively.
The information above should not be considered a representation of future fund-level expenses, which are dependent on a number of factors, including but not limited to our performance which affects the performance fee that we pay. From time to time we may change the fees and expense reimbursements we pay to our Advisor and Dealer Manager. For example, in connection with the Restructuring on September 1, 2017, we revised certain fees and expense reimbursements payable to our Advisor and Dealer Manager. In addition, investors in this offering may also be subject to upfront selling commissions and dealer manager fees, and ongoing distribution fees.  Furthermore, we incur other investment-related expenses not included in the paragraph above such as, but not limited to, interest expense from borrowings and investment and property-level expenses (e.g. real estate taxes, property insurance and other real estate operating expenses).  See “The Advisor and the Advisory Agreement-Summary of Fees, Commissions and Reimbursements” in the Prospectus for a more detailed explanation of the fees and expenses payable to the Advisor and its affiliates.

•	CERTAIN HISTORICAL NAV INFORMATION
The following table shows our NAV per share at the end of each quarter during 2018 and 2019:

Date	Class T	Class S	Class D	Class I	Class E
March 31, 2018	$7.46	$7.46	$7.46	$7.46	$7.46
June 30, 2018	$7.49	$7.49	$7.49	$7.49	$7.49
September 30, 2018	$7.54	$7.54	$7.54	$7.54	$7.54
December 31, 2018	$7.44	$7.44	$7.44	$7.44	$7.44
March 31, 2019	$7.31	$7.31	$7.31	$7.31	$7.31
June 30, 2019	$7.30	$7.30	$7.30	$7.30	$7.30
Our share sales and redemptions are made based on the applicable NAV per share carried out to four decimal places. Our most recent NAV per share for each class is (i) posted on our website, www.blackcreekdiversified.com, and (ii) made available on our toll-free, automated telephone line, (888) 310-9352. In addition, we will disclose in a prospectus or prospectus supplement filed with the Commission the principal valuation components of our monthly NAV calculations.

•	SUITABILITY STANDARDS
Effective November 11, 2018, Puerto Rico investors must meet the following additional suitability standard to invest in this offering:
 Puerto Rico-In addition to our suitability requirements, Puerto Rico investors may not invest more than 10% of their liquid net worth in us, our affiliates, and in other non-traded REITs. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

•	DIRECTORS AND OFFICERS
On October 11, 2018, our board of directors appointed James R. Mulvihill as a director to fill the vacancy created by the previously announced passing of John A. Blumberg.
The following updates the section of the Prospectus titled “Management—Directors and Officers” of the Prospectus:

Name	Age	Position
James R. Mulvihill	54	Director
James R. Mulvihill has served as director of our board of directors since October 2018. Mr. Mulvihill is also a manager of the Advisor, a manager of Industrial Income Advisors LLC, the advisor to IIT, and a manager of the IPT Advisor. Mr. Mulvihill is a co-founder and managing partner of both Dividend Capital Group LLC and Black Creek Group LLC. Mr. Mulvihill co-founded the first Black Creek affiliated entities in 1991 with John Blumberg and Evan Zucker, and co-founded Dividend Capital Group in 2002 with Mr. Blumberg and Mr. Zucker. As of December 31, 2018, with Mr. Blumberg and Mr. Zucker and other affiliates, Mr. Mulvihill has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of real estate-related assets with an aggregate value in excess of approximately $18.9 billion. Mr. Mulvihill was a co-founder and formerly served as a director of DCT Industrial Trust, formerly known as Dividend Capital Trust, a NYSE-listed industrial REIT (NYSE: DCT). He is also a co-founder and former Chairman of the Board of CPA, one of the largest owners and developers of industrial properties in Mexico. In 1993, Mr. Mulvihill co-founded American Real Estate Investment Corp. (formerly known as Keystone Property Trust, NYSE: KTR) which was an industrial, office and logistics REIT and was acquired by ProLogis Trust (NYSE: PLD) in August 2004. Mr. Mulvihill served as its Chairman and as a director from 1993 through 1997 and as a director of Keystone Property Trust from 1997 through 2001. Prior to 1991, Mr. Mulvihill served as Vice President of the Real Estate Banking and Investment Banking Groups of Manufacturer’s Hanover and subsequently Chemical Bank, where his responsibilities included real estate syndication efforts, structured debt underwritings and leveraged buyout real estate financings. Mr. Mulvihill holds a Bachelor’s Degree in Political Science from Stanford University.
Mr. Mulvihill was also appointed to the investment committee of our board of directors.
We believe that Mr. Mulvihill’s qualifications to serve on our board of directors are demonstrated by his extensive experience in real estate investments, including his over 25 years of experience with Black Creek Group LLC as a co-founder of the company, his position as a principal of Dividend Capital Group LLC, his leadership experience as an executive officer of, and an advisor to, non-traded REITs and other real estate investment companies, and his experience in real estate investment banking.

•	EXPERTS
The consolidated financial statements and related financial statement schedule of Black Creek Diversified Property Fund Inc. and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The statements included in this Supplement under “July 31, 2019 NAV Per Share,” relating to the role of Altus Group U.S., Inc. as the Independent Valuation Firm, and the valuation of the real properties and related assumptions have been reviewed by Altus Group U.S., Inc., an independent valuation firm, and are included in this Supplement given the authority of such firm as experts in property valuations.

•	SHARE REDEMPTION PROGRAM
The following sentence replaces the second sentence in the fourth paragraph under the heading “Description of Capital Stock—Share Redemption Program—Early Redemption Deduction” in the Prospectus.
The currently designated key persons are Richard D. Kincaid, Dwight L. Merriman III, Gregory M. Moran and James R. Mulvihill and any individual appointed by a majority of our independent directors to replace such key persons as described below.

The following is added as a third paragraph under the heading “Description of Capital Stock—Share Redemption Program—Sources of Funds for Redemptions” in the Prospectus.
This share redemption program may limit our ability to make new investments or increase the current distribution rate if we experience redemption demand in excess of capacity over any two-year period. This share redemption program requires that if during any consecutive 24-month period (the “Pro-Rata Period”), we do not have at least one month in which we fully satisfy 100% of properly submitted redemption requests or accept all properly submitted tenders in a self-tender offer for our shares, we will not make any new investments (excluding short-term cash management investments under 30 days in duration) and we will use all investable assets to satisfy redemption requests (subject to the limitations under this program) until all outstanding requests are satisfied. “Investable assets” includes net proceeds from new subscription agreements, unrestricted cash, proceeds from marketable securities, proceeds from the distribution reinvestment plan, and net cash flows after any payment, accrual, allocation, or liquidity reserve associated with costs in the normal course of owning, operating and selling real estate, debt service, redemption of holders of OP Units, repayment of debt, debt financing costs, current or anticipated debt covenants associated with existing debt, funding commitments related to real estate (provided that, any such funding commitments related to the acquisition of property were made prior to the second half of the Pro-Rata Period), master lease payments pursuant to the DST Program, general and administrative expenses, organizational and offering costs, asset management and advisory fees, performance or actions under existing contracts, obligations under our organizational documents or those of our subsidiaries (provided that any such obligation, other than an immaterial obligation or an obligation or change requested by a federal or state regulatory body, existed prior to such Pro-Rata Period), obligations imposed by law, regulations, courts or arbitration, or distributions (whether for stockholders or other investors in the company or its subsidiaries) or establishment of an adequate liquidity reserve as determined by our board of directors. The Advisor will also defer its incentive fee until all redemption requests are satisfied. Furthermore, our board of directors and management will consider additional ways to improve shareholder liquidity through this share redemption program or otherwise. The purpose of this provision is to use all available investable assets to satisfy redemption requests in such a situation as described above. Exceptions to the limitations of this paragraph may be made to complete like-kind exchanges under Section 1031 of the Code necessary to avoid adverse tax consequences, or to take actions necessary to maintain our qualification as a REIT under the Code.

•	VALUATION PROCEDURES
The following disclosure replaces the similar disclosure under the heading “Net Asset Value Calculation and Valuation Procedures” in the Prospectus and all similar disclosure in the Prospectus.
Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. As a public company, we are required to issue financial statements generally based on historical cost in accordance with GAAP. To calculate our NAV for the purpose of establishing a purchase and redemption price for our shares, we have adopted a model, as explained below, which adjusts the value of certain of our assets from historical cost to fair value. As a result, our NAV may differ from the amount reported as stockholder’s equity on the face of our financial statements prepared in accordance with GAAP. When the fair value of our assets and liabilities are calculated for the purposes of determining our NAV per share, the calculation is done using widely accepted methodologies and, as appropriate, the GAAP principles within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures. However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. Our NAV may differ from equity reflected on our audited financial statements, even if we are required to adopt a fair value basis of accounting for GAAP financial statement purposes in the future. Furthermore, no rule or regulation requires that we calculate NAV in a certain way. Although we believe our NAV calculation methodologies are consistent with standard industry principles, there is no established practice among public REITs, whether listed or not, for calculating NAV in order to establish a purchase and redemption price. As a result, other public REITs may use different methodologies or assumptions to determine NAV.
Valuation of Real Property
Independent Valuation Firm
With the approval of our board of directors, including a majority of our independent directors, we have engaged Altus Group U.S., Inc., an independent valuation firm (the “Independent Valuation Firm”), to serve as our independent valuation firm with respect to the monthly valuation of our real property portfolio. Altus Group is a multidisciplinary provider of independent, commercial real estate consulting and advisory services in multiple offices around the world, including Canada, the U.K., Australia, the United States and Asia Pacific. Altus Group is engaged in the business of valuing commercial real estate properties and is not affiliated with us or our Advisor. The compensation we pay to the Independent Valuation Firm will not be based on the estimated values of our real property portfolio. Our board of directors, including a majority of our independent directors, may replace the Independent Valuation Firm. We will promptly disclose any changes to the identity or role of the Independent Valuation Firm in this prospectus and reports publicly filed with the Commission.
The Independent Valuation Firm discharges its responsibilities in accordance with our real property valuation procedures described below and under the oversight of our board of directors. Our board of directors is not involved in the day-to-day valuation of the real property portfolio, but periodically receives and reviews such information about the valuation of the real property portfolio as it deems necessary to exercise its oversight responsibility. While our Independent Valuation Firm is responsible for providing our real property valuations, our Independent Valuation Firm is not responsible for and does not prepare our monthly NAV.
The Independent Valuation Firm is engaged to provide our monthly real property portfolio valuation and to help us manage the property appraisal process, and also to confirm the Advisor’s estimates of the fair market values of our debt liabilities and debt investments. The Independent Valuation Firm may be engaged to provide additional services, including providing an independent valuation or appraisal of any of our other assets or liabilities (contingent or otherwise), in the future. The Independent Valuation Firm and its affiliates may from time to time in the future perform other commercial real estate and financial advisory services for our Advisor and its related parties, or in transactions related to the properties that are the subjects of the valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the applicable appraiser as certified in the applicable appraisal report.
Monthly Valuation Process
The real property portfolio valuation, which is the largest component of our NAV calculation, is provided to us by the Independent Valuation Firm each month. The foundation for this valuation is periodic appraisals, as discussed further below. However, each month, the Independent Valuation Firm adjusts a real property’s valuation, as necessary, based on known events that have a material impact on the most recent value (adjustments for non-material events may also be made). For example, an unexpected termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or material capital market events, among others, may cause the value of a property to change materially. Furthermore, the value of our properties is determined on an unencumbered basis. The effect of property-level debt on our NAV is discussed further below.
Using information derived from a variety of sources including, but not limited to, the property’s most recent appraisal, information from management and other information derived through the Independent Valuation Firm’s database, industry data and other sources, the Independent Valuation Firm determines the appropriate adjustment to be made to the estimated value of the property based on material events, which may include a change to underlying property fundamentals or cash flows or a change in overall market conditions. The Independent Valuation Firm collects reasonably available material information that it deems relevant in valuing our real estate portfolio. The Independent Valuation Firm relies in part on property-level information provided by the Advisor, including (i) historical and projected operating revenues and expenses of the property; (ii) lease agreements on the property; and (iii) information regarding recent or planned capital expenditures. Upon becoming aware of the occurrence of a material event impacting property-level information, the Advisor promptly notifies the Independent Valuation Firm. Any adjustment to the valuation of a property is performed as soon as practicable after a determination that a material change with respect to such property has occurred and the financial effects of such change are quantifiable by the Independent Valuation Firm. However, rapidly changing market conditions or material events may not be immediately reflected in our monthly NAV. The resulting potential disparity in our NAV may inure to the benefit of redeeming stockholders or non-redeeming stockholders and new purchasers of our common stock, depending on whether our published NAV per share for such class is higher or lower than the adjusted value of our NAV after material events have been considered. Any such adjustments are estimates of the market impact of material events to the appraised value of the property, based on assumptions and judgments that may or may not prove to be correct, and may also be based on limited information readily available at that time. As part of the oversight by our board of directors, on a periodic basis the Independent Valuation Firm provides our board of directors with reports on its valuation activity.
The primary methodology used to value properties is the income approach, whereby value is derived by determining the present value of an asset’s stream of future cash flows (for example, discounted cash flow analysis). Consistent with industry practices, the income approach incorporates subjective judgments regarding comparable rental and operating expense data, the capitalization or discount rate, and projections of future rent and expenses based on appropriate evidence. Other methodologies that may also be used to value properties include sales comparisons and replacement cost approaches. Because the property valuations involve significant professional judgment in the application of both observable and unobservable attributes, the calculated value of our real property assets may differ from their actual realizable value or future appraised value. Our real estate portfolio valuation may not reflect the liquidation value or net realizable value of our properties because the valuations performed by the Independent Valuation Firm involve subjective judgments and do not reflect any transaction costs the company might incur to dispose of our real estate assets. However, as discussed below, in some circumstances such as when an asset is anticipated to be acquired or disposed, we may apply a probability-weighted analysis to factor in a portion of potential transaction costs in our NAV calculation.
In conducting its investigation and analyses, our Independent Valuation Firm takes into account customary and accepted financial and commercial procedures and considerations as it deems relevant, which may include, without limitation, the review of documents, materials and information relevant to valuing the property that are provided by us or our Advisor. Although our Independent Valuation Firm may review information supplied or otherwise made available by us or our Advisor for reasonableness, it assumes and relies upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and does not undertake any duty or responsibility to verify independently any of such information. With respect to operating or financial forecasts and other information and data to be provided to or otherwise to be reviewed by or discussed with our Independent Valuation Firm, our Independent Valuation Firm assumes that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, board of directors and Advisor, and relies upon us to advise our Independent Valuation Firm promptly if any material information previously provided becomes inaccurate or was required to be updated during the period of its review.
In performing its analyses, our Independent Valuation Firm makes numerous other assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and our control, as well as certain factual matters. For example, unless specifically informed to the contrary, our Independent Valuation Firm assumes that we have clear and marketable title to each real estate property valued, that no title defects exist, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, our Independent Valuation Firm’s analysis, opinions and conclusions are based upon market, economic, financial and other circumstances and conditions existing at or prior to the valuation, and any material change in such circumstances and conditions may affect our Independent Valuation Firm’s analysis, opinions and conclusions. Our Independent Valuation Firm’s appraisal reports may contain other assumptions, qualifications and limitations set forth in the respective appraisal reports that qualify the analysis, opinions and conclusions set forth therein.
The analyses performed by our Independent Valuation Firm do not address the market value of our common stock. Furthermore, the prices at which our real estate properties may actually be sold could differ from our Independent Valuation Firm’s analyses. Our Independent Valuation Firm’s valuation reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value of our common stock and will not constitute a recommendation to any person to purchase or sell any shares of our common stock. In preparing its valuation reports, our Independent Valuation Firm does not solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of our company.
Property Appraisals
Periodic real property appraisals serve as the foundation of the Independent Valuation Firm’s monthly real property portfolio valuation. The overarching principle of these appraisals is to produce valuations that represent fair and accurate estimates of the unencumbered values of our real estate or the prices that would be received for our real properties in arm’s-length transactions between market participants before considering underlying debt. The valuation of our real properties determined by the Independent Valuation Firm may not always reflect the value at which we would agree to buy or sell such assets and the value at which we would buy or sell such assets could materially differ from the Independent Valuation Firm’s estimate of fair value. Further, we do not undertake to disclose the value at which we would be willing to buy or sell our real properties to any prospective or existing investor. Each individual appraisal report for our assets is addressed solely to our company to assist the Independent Valuation Firm in providing our real property portfolio valuation.
We obtain ongoing appraisals pursuant to schedules prepared by the Independent Valuation Firm and our Advisor that are designed to conduct appraisals on each of our properties throughout any given calendar year. In order to provide a smooth and orderly appraisal process, we seek to have approximately 1/12th of the portfolio appraised by a third party each month, although we may have more or less appraised in a month. In no event will a calendar year pass without having each and every property valued by appraisal unless such asset is bought or sold in such calendar year. The acquisition price of newly acquired properties will serve as our appraised value for the calendar year of acquisition, and thereafter will be part of the appraisal cycle described above such that they are appraised at least every calendar year.
Appraisals are performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practices, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. Each appraisal must be reviewed, approved and signed by an individual with the professional designation of MAI (“Member of the Appraisal Institute”). The Independent Valuation Firm is involved with the appraisal process, but we have engaged other independent valuation firms (“Appraisal Firms”) to provide appraisals for our properties. The Independent Valuation Firm confirms the reasonableness of the appraisal before reflecting any valuation change in its valuation of our real property portfolio. Real estate appraisals are reported on a free-and-clear basis (for example, no mortgage), irrespective of any property-level financing that may be in place. Such property-level financings ultimately are factored in and do reduce our NAV in a manner described in more detail below.
Portfolio Assets, Joint Ventures and Developments
Properties purchased or operated as a portfolio or held in a joint venture that acquires properties over time may be valued as a single asset, which may result in a different value than if they were valued as individual assets. Investments in joint ventures that hold properties are valued by the Independent Valuation Firm in a manner that is consistent with the procedures described above and approved by our board of directors, including a majority of our independent directors, with the agreed approach taking into account the size of our investment in the joint venture, the assets owned by the joint venture, the terms of the joint venture including any promotional interests, and other relevant factors. Development assets, if any, will be valued at estimated fair value and will join the appraisal cycle upon the earlier of stabilization or 12 months from substantial completion. Factors such as status of land entitlements, permitting and jurisdictional approvals are considered when determining the fair value of development and value-add assets.
Valuation of Real Estate-Related Assets
Real estate-related assets that we own or may acquire include, among other things, debt and equity interests backed principally by real estate, such as mortgage loans, participations in mortgage loans (i.e., A-Notes and B-Notes), mezzanine loans and publicly traded common and preferred stock of real estate companies. Real estate-related assets are included in the determination of our NAV based on their respective estimated fair values generally using widely accepted valuation methodologies. Pursuant to our valuation procedures, our board of directors, including a majority of our independent directors, approves the pricing sources of our real estate-related assets, which may include third parties or our Advisor or its affiliates. A third-party pricing source may, under certain circumstances, be our Independent Valuation Firm, subject to its acceptance of the additional engagement.
Mortgage Loans, Participations in Mortgage Loans and Mezzanine Loans
Individual investments in mortgages, mortgage participations and mezzanine loans are included in our determination of NAV based on estimated fair value. Such estimates of fair value are prepared by our Advisor and confirmed by the Independent Valuation Firm.
Private Real Estate-Related Assets
Investments in privately placed debt instruments and securities of real estate-related operating businesses (other than joint ventures), such as real estate development or management companies, are valued at estimated fair value. In evaluating the value of our interests in certain commingled investment vehicles (such as private real estate funds), values periodically assigned to such interests by the respective issuers or broker-dealers may be relied upon.
Publicly Traded Real Estate-Related Assets
Publicly traded debt and equity real estate-related securities (such as REIT bonds) that are not restricted as to salability or transferability are valued monthly on the basis of publicly available information. Generally, to the extent the information is available, such securities are valued at the last trade of such securities that was executed at or prior to closing on the valuation day or, in the absence of such trade, the last “bid” price. Market quotations may be obtained from third-party pricing service providers or broker-dealers. The value of publicly traded debt and equity real estate-related securities that are restricted as to salability or transferability may be adjusted by the pricing source for a liquidity discount. In determining the amount of such discount, consideration will be given to the nature and length of such restriction and the relative volatility of the market price of the security.
Valuation of Other Assets
Other assets include, but may not be limited to, derivatives, credit rated government and corporate debt securities, publicly traded equity securities, cash and cash equivalents and accounts receivable. Estimates of the fair values of other assets are determined using widely accepted methodologies and, where available, on the basis of publicly available information. Subject to the board of directors’ approval, pricing sources may include third parties or the Advisor or its affiliates.
Valuation of Liabilities
We will include an estimate of the fair value of our liabilities as part of our NAV calculation. These liabilities will include, but may not be limited to, fees and reimbursements payable to the Advisor and its affiliates, accounts payable and accrued expenses, property-level mortgages, corporate-level credit facilities and other liabilities. Pursuant to our valuation procedures, our board of directors, including a majority of our independent directors, approves the pricing sources of our liabilities which may include third parties or our Advisor or its affiliates.

Estimates of fair value for property-level mortgages and corporate-level credit facilities, will be prepared by our Advisor and confirmed by the Independent Valuation Firm. Costs and expenses incurred to secure such financings are amortized over the life of the applicable loan. Unless costs can be specifically identified, we allocate the financing costs and expenses incurred with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan.
Under applicable GAAP, we record liabilities for distribution fees that we (i) currently owe the Dealer Manager under the terms of our dealer manager agreement and (ii) for an estimate that we may pay to our Dealer Manager in future periods. However, we do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time should not include consideration of any estimated future distribution fees that may become payable after such date.
Valuation of Assets and Liabilities Associated with the DST Program
We have initiated the DST Program to raise capital in private placements through the sale of beneficial interests in specific Delaware statutory trusts holding real properties (each a “BCX Property” and collectively, the “BCX Properties”). BCX Properties may be sourced from properties currently indirectly owned by our Operating Partnership, or may be newly acquired. Pursuant to the DST Program, we, through a subsidiary of our Operating Partnership, hold a long-term leasehold interest in each BCX Property pursuant to a master lease that is guaranteed by the Operating Partnership, while third-party investors own the BCX Property through a Delaware statutory trust. Under the master lease, the Operating Partnership acts as a landlord to the occupying tenants and is responsible for subleasing the BCX Property to occupying tenants, which means that we bear the risk that the underlying cash flow from the BCX Property may be less than the master lease payments. Additionally, the Operating Partnership will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the beneficial interests in the Delaware statutory trusts from the investors at a later time in exchange for units in the Operating Partnership (the “FMV Option”).
Due to our continuing involvement with the BCX Properties through the master lease and the FMV Option, we include BCX Properties in our determination of NAV at fair market value in the same manner as described under “Valuation of Real Estate Related Assets”. In addition, the cash received or a loan made in exchange for the sale of interests in a BCX Property will be valued as assets and shall initially equal the value of the real estate subject to the master lease, which will be valued as a liability. Accordingly, the sale of interests in a BCX Property has no initial net effect to our NAV. Thereafter, the Independent Valuation Firm will value the real estate subject to the master lease liability quarterly using a discounted cash flow methodology. Therefore, any differences between the fair value of the underlying real estate and the fair value of the real estate subject to the master lease obligations will accrue into our NAV quarterly. The Advisor will value any loan assets used to purchase interests in the DST Program using the same methodology used to value our other debt investments, with such values confirmed by the Independent Valuation Firm.
NAV and NAV per Share Calculation
Our NAV per share is calculated as of the last calendar day of each month for each of our outstanding classes of stock and is available generally within 15 calendar days after the end of the applicable month. Our NAV per share is calculated by ALPS Fund Services Inc. (the “NAV Accountant”), a third-party firm approved by our board of directors, including a majority of our independent directors. Our board of directors, including a majority of our independent directors, may replace the NAV Accountant, the Independent Valuation Firm, or any other party involved in our valuation procedures with another party, including our Advisor, if it is deemed appropriate to do so.
Each month, before taking into consideration accrued dividends or class-specific fee accruals, any change in the Aggregate Fund NAV (whether an increase or decrease) from the prior month is allocated among each class of Fund Interest (i.e., our outstanding shares, along with any classes of OP Units held by third parties) based on each class’s relative percentage of the previous Aggregate Fund NAV. Changes in the Aggregate Fund NAV reflect factors including, but not limited to, unrealized/realized gains (losses) on the value of our real property portfolio, real estate-related assets and liabilities, and monthly accruals for income and expenses (including accruals for performance based fees, if any, asset management fees and the distribution fee) and distributions to investors.
Our most significant source of net income is property income. For purposes of determining our NAV, we include all property and corporate-level income and expenses for the applicable month. Inherent in these amounts is the use of estimates, and such estimates are reconciled against actual results when available, with any variances incorporated into the following month’s NAV. For the purpose of calculating our NAV, organization and offering costs incurred as part of our corporate-level expenses related to our primary offering reduce NAV as incurred. Organization and offering costs incurred as part of our corporate-level expenses related to the DST Program reduce NAV on a monthly basis over a two-year period following the completion of each DST offering.

Following the calculation and allocation of changes in the Aggregate Fund NAV as described above, NAV for each class is adjusted for accrued dividends and ongoing distribution fees that are currently payable, to determine the monthly NAV. Ongoing distribution fees are allocated on a class-specific basis and borne by all holders of the applicable class. These class-specific fees may differ for each class, even when the NAV of each class is the same. We normally expect that the allocation of ongoing distribution fees on a class-specific basis will result in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to these valuation procedures, these class-specific fee allocations may lower the NAV of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class could have a different NAV per share. If the NAV of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class.
Because the purchase price of shares in the primary offering is equal to the transaction price, which generally equals the most recently disclosed monthly NAV per share, plus the upfront selling commissions and dealer manager fees, which are effectively paid by purchasers of shares at the time of purchase, the upfront selling commissions and dealer manager fees have no effect on the NAV of any class.
NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares outstanding for that class on such day.
Probability-Weighted Adjustments
In certain circumstances, such as in an acquisition or disposition process, we may be aware of a contingency or contingencies that could impact the value of our assets, liabilities, income or expenses for purposes of our NAV calculation. For example, we may be party to an agreement to sell a property at a value different from that used in our current NAV calculation. The same agreement may require the buyer to assume a related mortgage loan with a fair value that is different from that used in our current NAV calculation. The transaction may also involve costs for brokers, transfer taxes, and other items upon a successful closing. To the extent such contingencies may affect the value of a property, the Independent Valuation Firm may take such contingencies into account when determining the value of such property for purposes of our NAV calculation. Similarly, we may adjust the other components of our NAV (such as the carrying value of our liabilities or expense accruals) for purposes of our NAV calculation. These adjustments may be made either in whole or in part over a period of time, and both the Independent Valuation Firm and we may take into account (a) the estimated probability of the contingencies occurring and (b) the estimated impact to NAV if the contingencies were to occur when determining the timing and magnitude of any adjustments to NAV.
NAV of our Operating Partnership and OP Units
Because certain fees to the Advisor are based on our Aggregate Fund NAV, our valuation procedures include the following methodology to determine the monthly NAV of the Operating Partnership and the OP Units. Our Operating Partnership has classes of OP Units that are each economically equivalent to our corresponding classes of shares. Accordingly, on the last day of each month, the NAV per OP Unit equals the NAV per share of the corresponding class. The NAV of our Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding OP Unit on such day.
Oversight by our Board of Directors
All parties engaged by us in the calculation of our NAV, including the Advisor, are subject to the oversight of our board of directors. As part of this process, our Advisor reviews the estimates of the values of our real property portfolio and real estate-related assets for consistency with our valuation guidelines and the overall reasonableness of the valuation conclusions, and informs our board of directors of its conclusions. Although our Independent Valuation Firm or other pricing sources may consider any comments received from us or our Advisor in making their individual valuations, the final estimated values of our real property portfolio and real estate-related assets are determined by the Independent Valuation Firm or other pricing sources, as applicable.
Our Independent Valuation Firm is available to meet with our board of directors to review valuation information, as well as our valuation guidelines and the operation and results of the valuation process generally. Our board of directors has the right to engage additional valuation firms and pricing sources to review the valuation process or valuations, if deemed appropriate.
Review of and Changes to Our Valuation Procedures
At least once each calendar year our board of directors, including a majority of our independent directors, reviews the appropriateness of our valuation procedures. With respect to the valuation of our properties, the Independent Valuation Firm provides the board of directors with periodic valuation reports. From time to time our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures if it (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (2) otherwise reasonably believes a change is appropriate for the determination of NAV. We will publicly announce material changes to our valuation procedures or the identity or role of the Independent Valuation Firm.
Limitations on the Calculation of NAV
The largest component of our NAV consists of real property investments and, as with any real estate valuation protocol, each property valuation is based on a number of judgments, assumptions or opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in a different estimate of the value of our real property investments. Although the methodologies contained in the valuation procedures are designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as a terrorist attack or an act of nature), our ability to implement and coordinate our NAV procedures may be impaired or delayed, including in circumstances where there is a delay in accessing or receiving information from vendors or other reporting agents. Further, the NAV per share should not be viewed as being determinative of the value of our common stock that may be received in a sale to a third party or the value at which our stock would trade on a national stock exchange. Our board of directors may suspend this offering and the share redemption program if it determines that the calculation of NAV may be materially incorrect or there is a condition that restricts the valuation of a material portion of our assets.

•	CONFLICT RESOLUTION PROCEDURES
The following paragraph supersedes and replaces the sixth paragraph in the section of the Prospectus titled “ Conflict Resolution Procedures—Allocation of Investment Opportunities”:
The Sponsor may from time to time grant to certain Investment Vehicles certain exclusivity, rotation or other priority (each, a “Special Priority”) with respect to Industrial Investments. The only currently existing Special Priority has been granted to Build-to-Core Industrial Partnership III LLC (“BTC III”), pursuant to which BTC III will be presented one out of every three qualifying development Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as capital commitments thereunder have been fully committed. The Sponsor or its affiliates may grant additional Special Priorities in the future and from time to time.

•	PLAN OF DISTRIBUTION
The following disclosure replaces the similar disclosure under the heading “Plan of Distribution—Underwriting Compensation” in the Prospectus and all similar disclosure in the Prospectus.
Underwriting Compensation
We have entered into a dealer manager agreement with the Dealer Manager, pursuant to which the Dealer Manager agrees to, among other things, manage our relationships with third-party broker-dealers engaged by the Dealer Manager to participate in the distribution of shares of our common stock, which we refer to as “participating broker-dealers,” and financial advisors. The Dealer Manager also coordinates our marketing and distribution efforts with participating broker-dealers and their registered representatives with respect to communications related to the terms of the offering, our investment strategies, material aspects of our operations and subscription procedures. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of our shares.
Summary
The following table shows the upfront selling commissions and dealer manager fees payable at the time you subscribe for Class T, Class S, Class D or Class I shares.

	Maximum Upfront Selling Commissions as a % of Transaction Price		Maximum Upfront Dealer Manager Fees as a % of Transaction Price
Class T shares	up to 3.0%	*	up to 1.5%	*
Class S shares	up to 3.5%		None
Class D shares	None		None
Class I shares	None		None
* The sum of upfront selling commissions and upfront dealer manager fees on Class T shares may not exceed 3.5% of the transaction price.

The following table shows the distribution fees we will pay the Dealer Manager with respect to the Class T, Class S, Class D and Class I shares on an annualized basis as a percentage of our NAV for such class. The distribution fees will be paid monthly in arrears.

	Distribution Fee as a % of NAV
Class T shares	0.85%	(1)
Class S shares	0.85%
Class D shares	0.25%
Class I shares	None

(1)
Consists of an advisor distribution fee and a dealer distribution fee. We expect that generally the advisor distribution fee will equal 0.65% per annum and the dealer distribution fee will equal 0.20% per annum, of the aggregate NAV for each Class T share. However, with respect to certain Class T shares, the advisor distribution fee and the dealer distribution fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares.

In certain circumstances, the Dealer Manager may pay certain supplemental fees or commissions in connection with the sale of Class I shares in this offering as described below under “—Supplemental Fees and Commissions—Class I shares.”
Upfront Selling Commissions and Dealer Manager Fees
Class T and Class S shares. Subject to any discounts described below, the Dealer Manager will be entitled to receive upfront selling commissions of up to 3.0%, and dealer manager fees of up to 1.5%, of the transaction price per share of each Class T share sold in the primary offering; provided, however, that the sum of upfront selling commissions and upfront dealer manager fees will not exceed 3.5% of the transaction price. Subject to any discounts described below, the Dealer Manager will be entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class S share sold in the primary offering. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.
Investors who purchase $150,000 or more in Class T or Class S shares from the same broker-dealer, whether in a single purchase or as the result of multiple purchases, may be eligible, depending on the policies of their participating broker-dealer, for volume discounts on the upfront selling commissions. The Dealer Manager and any participating broker-dealers that offer volume discounts to their clients and their registered representatives will be responsible for implementing the volume discounts. The net offering proceeds we receive will not be affected by any reduction of upfront selling commissions. Certain participating broker-dealers may elect not to offer volume discounts to their clients.
The following table illustrates the various discount levels that may be offered for Class T and Class S shares purchased in the primary offering:

Your Investment	Upfront Selling Commissions as a % of Transaction Price of Class S Share	Upfront Selling Commissions as a % of Transaction Price of Class T Share
Up to $149,999.99	3.50%	3.00%
$150,000 to $499,999.99	3.00%	2.50%
$500,000 to $999,999.99	2.50%	2.00%
$1,000,000 and up	2.00%	1.50%
If you qualify for a volume discount as the result of multiple purchases of our Class T or Class S shares, you will receive the benefit of the applicable volume discount for the individual purchase which qualified you for the volume discount, but you will not be entitled to the benefit for prior purchases. Additionally, once you qualify for a volume discount, you will receive the benefit for subsequent purchases through the same participating broker-dealer. For this purpose, if you purchase Class T or Class S shares issued and sold in this offering you will receive the benefit of such Class T or Class S share purchases in connection with qualifying for volume discounts in our subsequent offerings through the same participating broker-dealer.
For purposes of qualifying for a volume discount as the result of multiple purchases of shares, only an individual or entity with the same social security number or taxpayer identification number, as applicable may combine their purchases as a “single purchaser”; provided that, certain participating broker-dealers may also combine purchases by an individual investor and his or her spouse living in the same household as a “single purchaser” for purposes of determining the applicable volume discount.
Requests to combine purchase orders of Class T or Class S shares as a part of a combined order for the purpose of qualifying for discounts or fee waivers must be made in writing by the broker-dealer, and any resulting reduction in upfront selling commissions will be prorated among the separate subscribers. As with discounts provided to other purchasers, the net proceeds we receive from the sale of shares will not be affected by discounts provided as a result of a combined order.
In addition, we will not pay selling commissions or dealer manager fees with respect to sales of Class T or S shares through either of the following distribution channels: (1) through fee-based programs, also known as wrap accounts or (2) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law.
Your ability to receive a discount or fee waiver based on combining orders or otherwise may depend on the financial advisor or broker-dealer through which you purchase your Class T or Class S shares. An investor qualifying for a discount will receive a higher percentage return on his or her investment than investors who do not qualify for such discount. Accordingly, you should consult with your financial advisor about the ability to receive such discounts or fee waivers before purchasing Class T or Class S shares.
Any discounts or fee waivers will reduce the purchase price per Class T or Class S share, as applicable, and thereby allow the purchase of additional shares for the same investment amount. However, discounts or fee waivers may have the effect of lengthening the period of time such shares are subject to distribution fees, as lower upfront selling commissions or dealer manager fees will lengthen the amount of time it takes to reach the conversion thresholds described below under “—Distribution Fees.”
Class D and Class I shares. No upfront selling commissions will be paid with respect to Class D and Class I shares sold in this offering. However, in certain circumstances the Dealer Manager may pay certain supplemental fees or commissions in connection with the sale of Class I shares in this offering as described below under “—Supplemental Fees and Commissions—Class I shares.”
We do not pay selling commissions on shares sold pursuant to our distribution reinvestment plan.
Distribution Fees
Class T, Class S and Class D Shares
Subject to FINRA limitations on underwriting compensation and certain other limitations described below, we will pay the Dealer Manager a distribution fee (i) with respect to our outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares, consisting of an advisor distribution fee and a dealer distribution fee, which we generally expect will equal 0.65% per annum and 0.20% per annum, respectively, of the aggregate NAV for the Class T shares, provided, however, that with respect to certain Class T shares, the advisor distribution fee and the dealer distribution fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares, (ii) with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares and (iii) with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares.
The distribution fees will be paid monthly in arrears. The Dealer Manager will reallow (pay) or advance all or a portion of the distribution fees to participating broker-dealers and servicing broker-dealers as described below. Because the distribution fees with respect to the shares are calculated based on the aggregate NAV for all of the outstanding shares of each such class, it reduces the NAV with respect to all shares of each such class, including shares issued under our distribution reinvestment plan.
Eligibility to receive the distribution fee with respect to any Class T, Class S or Class D share is conditioned on a broker-dealer acting as the broker-dealer of record or acting as a servicing broker-dealer with respect to such share. If the applicable broker-dealer is not eligible to receive the distribution fee, the Dealer Manager will rebate to us the distribution fee that such broker-dealer would have otherwise been eligible to receive; provided, however, that the Dealer Manager shall retain the distribution fees to the extent that it has not recouped the total amount of distribution fees advanced by the Dealer Manager or to the extent that it serves as the broker-dealer of record in connection with any of the shares sold in this offering. The distribution fees are ongoing fees that are not paid at the time of purchase.
We will cease paying the distribution fees with respect to individual Class T, Class S and Class D shares when they are no longer outstanding, including as a result of conversion to Class I shares. Each Class T, Class S or Class D share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate (as defined below) on the earliest of (a) a listing of any shares of our common stock on a national securities exchange, (b) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (c) the end of the month in which the Dealer Manager in conjunction with our transfer agent determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds 8.75% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer, provided that the Dealer Manager advises our transfer agent of the lower limit in writing) of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan).
In addition, after termination of a primary offering registered under the Securities Act, we will cease paying the distribution fees with respect to each Class T, Class S or Class D share sold in that primary offering, each Class T, Class S or Class D share sold under a distribution reinvestment plan pursuant to the same registration statement that was used for that primary offering, and each Class T, Class S or Class D share received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, on the date when, we, with the assistance of the Dealer Manager, determine that all underwriting compensation paid or incurred with respect to the offerings covered by that registered statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for the account of the Company through that primary offering. Further, each such share shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate at the end of the month in which such determination is made.
As used above, the “Applicable Conversion Rate” means (a) with respect to Class T shares, a ratio whereby the numerator is the most recently disclosed monthly Class T NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share, (b) with respect to Class S shares, a ratio whereby the numerator is the most recently disclosed monthly Class S NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share, and (c) with respect to Class D shares, a ratio whereby the numerator is the most recently disclosed monthly Class D NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share. For each class of shares, the NAV per share shall be calculated as described in the most recent valuation procedures approved by our board of directors. Because we currently expect to allocate ongoing distribution fee expenses to our Class T, Class S and Class D shares through their distributions, and not through their NAV per share, we currently expect the Applicable Conversion Rate to remain 1:1 for our Class T, Class S and Class D shares.
Supplemental Fees and Commissions—Class I shares
In addition to the fees and commissions described above, the Dealer Manager may elect to pay supplemental fees or commissions to participating broker-dealers and servicing broker-dealers with respect to Class I shares sold in the primary offering. If such supplemental fees or commissions are paid with respect to an investment, the investor will be notified through disclosure on the subscription agreement. Such supplemental fees or commissions may be paid at the time of sale or over time. Any such supplemental fees and commissions will be considered underwriting compensation subject to the 10% underwriting compensation limit described below and will not be reimbursed by us, but may be reimbursed by the Advisor. Assuming that we sell the maximum primary offering in equal dollar amounts of each class offered, we do not expect such supplemental fees and commissions to exceed $2.5 million.
Other Compensation
We also pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any issuer organization and offering expenses (meaning organization and offering expenses other than underwriting compensation) as and when incurred. These expenses may include reimbursements for the bona fide due diligence expenses of participating broker-dealers, supported by detailed and itemized invoices, and similar diligence expenses of investment advisers. We may also pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, certain underwriting compensation expenses, including legal fees of the Dealer Manager, costs reimbursement for registered representatives of participating broker-dealers to attend educational conferences sponsored by us or the Dealer Manager, attendance fees for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers, reimbursement of broker-dealers for technology costs and expenses associated with the offering and costs and expenses associated with the facilitation of the marketing of our shares and ownership of our shares by their participating customers, and promotional items.
In addition, the Advisor may pay the Dealer Manager, without reimbursement by us, additional amounts in order to fund certain of the Dealer Manager’s costs and expenses related to the distribution of the offering, including compensation of certain registered employees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses and other actual costs of registered persons associated with the Dealer Manager incurred in the performance of wholesaling activities, as well as supplemental fees and commissions paid by the Dealer Manager with respect to sales of Class I shares described above. Such payments will be considered underwriting compensation subject to the 10% underwriting compensation limit described below. Assuming that we sell the maximum primary offering in equal dollar amounts of each class offered, we do not expect such payments to exceed $34.8 million (including payments to reimburse the Dealer Manager for payments of any supplemental fees or commissions in connection with the sale of Class I shares that are not reimbursable by us, as described above in “—Supplemental Fees and Commissions—Class I shares”).

Limitations on Underwriting Compensation
The Dealer Manager will monitor the aggregate amount of underwriting compensation that we and the Advisor pay in connection with this offering in order to ensure we comply with the underwriting compensation limits of applicable FINRA rules. FINRA rules also limit our total organization and offering expenses (including upfront selling commissions, bona fide due diligence expenses and other underwriting compensation) to 15% of our gross offering proceeds from this offering. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses (including selling commissions, the dealer manager fee, the distribution fee and any additional underwriting compensation) that we incur exceed 15% of our gross proceeds from the applicable offering.
The following table assumes that (1) we sell the maximum primary offering amount, (2) 1/6 of primary offering gross proceeds come from sales of Class T shares, 1/6 of primary offering gross proceeds come from sales of Class S shares, 1/3 of primary offering gross proceeds come from sales of Class D shares and 1/3 of primary offering gross proceeds come from sales of Class I shares, (3) no shares are reallocated between the primary offering and the distribution reinvestment plan, and (4) all Class T and Class S shares are sold with the highest possible upfront selling commissions and dealer manager fees. The table does not give effect to any shares issued pursuant to our distribution reinvestment plan. The following table also assumes that we will cease paying distribution fees with respect to any Class T, Class S and Class D shares after the time the total upfront selling commissions, dealer manager fees and distribution fees with respect to such Class T, Class Sand Class D share reach 8.75% of the gross proceeds from the primary offering of such Class T, Class S or Class D share.
Maximum Estimated Underwriting Fees and Expenses
At Maximum Primary Offering of $2,500,000,000

Upfront selling commissions and dealer manager fees	$28,180,000	1.1%
Supplemental fees and commissions	$2,500,000	0.1%
Distribution fees (1)	$117,653,000	4.7%
Wholesaling compensation allocations (2)	$29,500,000	1.2%
Reimbursements related to retail activities (3)	$2,245,000	0.1%
Reimbursements for wholesaling activities (4)	$2,773,000	0.1%
Legal fees allocable to the Dealer Manager	$100,000	—%
Promotional items	$274,000	—%
Total	$183,225,000	7.3%

(1)
We will pay the Dealer Manager a distribution fee with respect to our outstanding Class T, Class S and Class D shares as described above under “—Distribution Fees—Class T, Class S and Class D shares.” The numbers presented reflect that distribution fees are paid over a number of years, and as a result, will cumulatively increase above the per annum percentage amounts over time. The Dealer Manager will reallow (pay) or advance all or a portion of the distribution fee to participating broker-dealers and servicing broker-dealers with respect to such shares, and will rebate distribution fees to us to the extent a broker-dealer is not eligible to receive it, provided, however, that the Dealer Manager shall retain the distribution fees to the extent that it has not recouped the total amount of distribution fees advanced by the Dealer Manager or to the extent that it acts as the broker-dealer of record in connection with any of the shares sold in this offering. The distribution fees are ongoing fees that are not paid at the time of purchase.

(2)
Represents the estimated amount of non-transaction based and transaction-based compensation of the Dealer Manager’s employees engaged in the distribution of this offering that will be allocated to this offering under applicable FINRA rules. The Advisor will reimburse the Dealer Manager for these expenses, without reimbursement from us, to the extent permissible under applicable FINRA rules.

(3)
Consists primarily of (a) fees paid to participating broker-dealers to attend retail seminars sponsored by such participating broker-dealers and (b) amounts used to reimburse participating broker-dealers for the actual costs incurred by registered representatives for travel, lodging and meals in connection with attending bona fide training and education meetings sponsored by us or the Dealer Manager. We will reimburse the Dealer Manager for these expenses to the extent permissible under applicable FINRA rules.

(4)
Consists primarily of expense reimbursements for actual costs incurred by employees of the Dealer Manager in the performance of wholesaling activities, including reasonable entertainment expenses and actual costs incurred by such employees for travel, lodging and meals in connection with attending retail seminars sponsored by participating broker-dealers and bona fide training and education meetings sponsored by us or the Dealer Manager. The Advisor will reimburse the Dealer Manager for these expenses, without reimbursement from us, to the extent permissible under applicable FINRA rules.

Term of the Dealer Manager Agreement
Either party may terminate the dealer manager agreement upon 60 days’ written notice to the other party or immediately upon notice to the other party in the event such other party failed to comply with a material provision of the dealer manager agreement.

•	REVISIONS TO PAYMENT STRUCTURE OF PERFORMANCE COMPONENT OF ADVISORY FEE
The following disclosure updates the similar disclosure in the sections of the Prospectus entitled “The Advisor and the Advisory Agreement” and “The Operating Partnership Agreement,” and all similar disclosure in the Prospectus.
On January 1, 2019, we, our Operating Partnership, and our Advisor entered into an amended and restated advisory agreement (the “Amended Advisory Agreement”), and we entered into an amended and restated limited partnership agreement of our Operating Partnership (the “Amended Operating Partnership Agreement”). Our Operating Partnership also issued to our Sponsor, for $1,000 in consideration, 100 partnership units in the Operating Partnership constituting a separate series of partnership interests with special distribution rights, or the “Special Units.”
These agreements were amended, and the Special Units were issued, so that, at the election of the Sponsor, the performance component of the advisory fee previously payable to the Advisor may be paid instead to the Sponsor as a performance participation allocation with respect to the Special Units. Under the Amended Advisory Agreement and Amended Operating Partnership Agreement, if the Sponsor does not elect on or before the first day of a calendar year to have the performance component of the advisory fee paid as a fee to the Advisor, then it will be paid as a distribution on the performance participation interest to the Sponsor, as the holder of the Special Units. In such case, the performance component of the advisory fee will be payable in cash or Class I OP Units, at the election of the Sponsor. If the Sponsor elects to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to the Sponsor will be determined by dividing an amount equal to the value of the performance component of the advisory fee by the NAV per Class I OP Unit as of the date of the distribution. The Sponsor may request the Operating Partnership to repurchase such OP Units from the Sponsor at a later date. Any such repurchase requests will not be subject to any holding period, early redemption deduction, volume limitations or other restrictions that apply to other holders of OP Units under the Amended Operating Partnership Agreement or to our stockholders under our share redemption program. In the event the performance component of the advisory fee is paid in cash to the Sponsor as an allocation and distribution in its capacity as holder of the Special Units, such amount will not be deductible by the Operating Partnership although it will reduce the cash available for distribution to holders of common OP Units and we believe that taxable income allocated to the Sponsor as holder of the Special Units should reduce the amount of taxable income allocable to the holders of common OP Units for the taxable period of the allocation. In addition, in the event the Operating Partnership commences a liquidation of its assets during any calendar year, the Sponsor will be distributed the performance participation allocation as its liquidation distribution, or the Advisor will receive payment of the performance component of the advisory fee, as applicable, prior to the distribution of the remaining liquidation proceeds to the holders of OP Units.
The Special Units do not receive Operating Partnership distributions or allocations except as described above. Holders of Special Units do not share in distributions paid to holders of common OP Units and are not allocated income or losses of the Operating Partnership except to the extent of taxable income allocated to them in their capacity as holders of the Special Units.

•	SECOND AMENDED AND RESTATED CREDIT FACILITY AGREEMENT
On January 11, 2019 (the “Effective Date”), the Operating Partnership (the “Borrower”), a wholly-owned subsidiary of the Company (collectively with the Borrower, “we,” “us” or “our”) amended and restated its existing senior unsecured revolving and term credit facility agreement by entering into a $450 million revolving credit facility (the “Revolving Credit Facility”) and a $325 million term loan (the “Term Loan”), for an aggregate amount of $775 million (collectively, the “Credit Facility”) with a syndicate of lenders led by Bank of America, N.A., as administrative agent, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. and PNC Bank, National Association, as co-syndication agents, and U.S. Bank National Association, as documentation agent. The lenders are Bank of America, N.A.; Wells Fargo Bank, National Association; PNC Bank, National Association; JPMorgan Chase Bank, N.A.; US Bank National Association; Regions Bank; BMO Harris Bank, N.A.; Capital One, National Association; Associated Bank, National Association; Bank of the West; MUFG Union Bank, N.A.; and Raymond James Bank, N.A. (collectively, the “Credit Facility Lenders”). The Credit Facility provides the Borrower with the ability from time to time to increase the size of the Credit Facility up to a total of $1 billion, subject to receipt of lender commitments and other conditions.
The Revolving Credit Facility contains a sublimit of $50 million for letters of credit and a sublimit of $50 million for swing line loans. The primary interest rate for the Revolving Credit Facility is based on LIBOR, plus a margin ranging from 1.30% to 2.10%, depending on the Company’s consolidated leverage ratio. The maturity date of the Revolving Credit Facility is

January 31, 2023 and contains two six-month extension options that the Borrower may exercise upon (i) payment of an extension fee equal to 0.075% of the sum of the amount outstanding under the Revolving Credit Facility and the unused portion of the Revolving Credit Facility at the time of the extension, and (ii) compliance with the other conditions set forth in the credit facility agreement. The primary interest rate for the Term Loan is based on LIBOR, plus a margin ranging from 1.25% to 2.05%, depending on the Company’s consolidated leverage ratio. The maturity date of the Term Loan is January 31, 2024.  Based on the Company’s current consolidated leverage ratio, we can elect to borrow at LIBOR, plus 1.50% and LIBOR, plus 1.40% for the Revolving Credit Facility and Term Loan, respectively. Alternatively, we can choose to borrow at a “base rate” equal to (i) the highest of (a) the Federal Funds Rate plus 0.5%, (b) the prime rate announced by Bank of America, N.A., and (c) the Eurodollar Rate plus 1.00%, plus (ii) a margin ranging from 0.30% to 1.10% for base rate loans under the Revolving Credit Facility or a margin ranging from 0.25% to 1.05% for base rate loans under the Term Loan, which would be 0.50% and 0.40% for the Revolving Credit Facility and Term Loan, respectively, based on our current consolidated leverage ratio. If the “base rate” or Eurodollar Rate is less than zero, each will be deemed to be zero for purposes of the Credit Facility.
The Borrower must pay to the administrative agent a quarterly unused Revolving Credit Facility fee that equals the amount of the Revolving Credit Facility unused by the Borrower on a given day multiplied by either (i) 0.15% on an annualized basis if more than 50% of the Revolving Credit Facility is being used or, (ii) 0.20% on an annualized basis if less than or equal to 50% of the Revolving Credit Facility is being used.
Borrowings under the Credit Facility are guaranteed by the Company and certain of its subsidiaries. The Credit Facility requires the maintenance of certain financial covenants, including: (i) consolidated leverage ratio; (ii) consolidated fixed charge coverage ratio; (iii) consolidated tangible net worth; (iv) secured indebtedness to total asset value; (v) secured recourse indebtedness to total asset value; (vi) unencumbered asset pool leverage ratio; (vii) unsecured interest coverage ratio; and (viii) unencumbered property pool criteria. The Credit Facility provides the flexibility to move assets in and out of the unencumbered property pool during the term of the Credit Facility, subject to compliance with certain covenants.
In addition, the Credit Facility contains customary affirmative and negative covenants, which, among other things, require the Borrower to deliver to the Credit Facility Lenders specified quarterly and annual financial information, and limit the Borrower and/or the Company, subject to various exceptions and thresholds from: (i) creating liens on the unencumbered asset pool; (ii) merging with other companies or causing a change of control; (iii) selling all or substantially all of its assets or properties; (iv) entering into transactions with affiliates, except on an arms-length basis; (v) making certain types of investments; (vi) changing the nature of the Company’s business; and (vii) if the Borrower is in default under the Credit Facility, paying certain distributions or certain other payments to affiliates.
The Credit Facility permits voluntary prepayment of principal and accrued interest without premium or penalty subject to payment of applicable LIBOR breakage fees and contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the Credit Facility, the majority Credit Facility Lenders may accelerate the repayment of amounts outstanding under the Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.
Borrowings under the Credit Facility are available for general business purposes including, but not limited to, refinancing of existing indebtedness and financing the acquisition of permitted investments, including commercial properties.
Our aggregate outstanding borrowings under the facility were not changed in connection with amending and restating the Credit Facility credit agreement.

•	SENIOR UNSECURED TERM LOAN CREDIT AGREEMENT
On the Effective Date, the Borrower also amended and restated its existing senior unsecured term loan credit agreement by entering into a $200 million unsecured term loan (the “Senior Unsecured Term Loan”) with a syndicate of lenders led by Wells Fargo Bank, National Association, as administrative agent; Regions Bank, as syndication agent; and Capital One, National Association, as documentation agent. The lenders are Wells Fargo Bank, National Association; Regions Bank; Capital One, National Association; MUFG Union Bank, N.A.; and Raymond James Bank, N.A. (collectively, the “Senior Unsecured Term Loan Lenders”). The Senior Unsecured Term Loan provides the Borrower with the ability from time to time to increase the size of the Senior Unsecured Term Loan up to a total of $400 million, subject to receipt of lender commitments and other conditions.
The primary interest rate for the Senior Unsecured Term Loan is based on LIBOR, plus a margin ranging from 1.25% to 2.05%, depending on our consolidated leverage ratio. The maturity date of the Senior Unsecured Term Loan is February 27, 2022 and may be extended pursuant to two one-year extension options that the Borrower may exercise upon (i) payment of an extension fee equal to 0.10% for the first extension and 0.15% for the second extension, and (ii) compliance with the conditions set forth in the senior unsecured term loan credit agreement. Based on our current consolidated leverage ratio, we can elect to borrow at LIBOR, plus 1.40%. Alternatively, we can choose to borrow at a “base rate” equal to (i) the highest of (a) the prime rate announced by Wells Fargo Bank, National Association, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR Market Index Rate plus 1.00%, plus (ii) a margin ranging from 0.25% to 1.05%, and would be 0.40% based on our current consolidated leverage ratio.
Each Senior Unsecured Term Loan Lender made (or was deemed to have made, as applicable) Senior Unsecured Term Loans to the Borrower on the Effective Date in the aggregate principal amount up to the amount of such lender’s Senior Unsecured Term Loan commitment, for an aggregate total amount of $200 million. Such amounts may not be reborrowed once repaid.
Borrowings under the Senior Unsecured Term Loan are guaranteed by the Company and certain of its subsidiaries. The Senior Unsecured Term Loan requires the maintenance of certain financial covenants, including: (i) consolidated leverage ratio; (ii) consolidated fixed charge coverage ratio; (iii) consolidated tangible net worth; (iv) secured indebtedness to total asset value; (v) secured recourse indebtedness to total asset value; (vi) unencumbered asset pool leverage ratio; (vii) unsecured interest coverage ratio; and (viii) unencumbered property pool criteria. The Senior Unsecured Term Loan provides the flexibility to move assets in and out of the unencumbered property pool during the term of the Senior Unsecured Term Loan subject to compliance with certain covenants.
In addition, the Senior Unsecured Term Loan contains customary affirmative and negative covenants, which, among other things, require the Borrower to deliver to the Senior Unsecured Term Loan Lenders specified quarterly and annual financial information, and limit the Borrower and/or the Company, subject to various exceptions and thresholds from: (i) creating liens on the unencumbered asset pool; (ii) merging with other companies or causing a change of control; (iii) selling all or substantially all of its assets or properties; (iv) entering into transactions with affiliates, except on an arms-length basis; (v) making certain types of investments; (vi) changing the nature of the Company’s business; and (vii) if the Borrower is in default under the Senior Unsecured Term Loan, paying certain distributions or certain other payments to affiliates.
The Senior Unsecured Term Loan permits voluntary prepayment of the loan at any time subject to payment of applicable LIBOR breakage fees and contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the Senior Unsecured Term Loan, the Senior Unsecured Term Loan Lenders may accelerate the repayment of amounts outstanding under the Senior Unsecured Term Loan and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.
Borrowings under the Senior Unsecured Term Loan are available for general business purposes including, but not limited to, refinancing of existing indebtedness and financing the acquisition of permitted investments, including commercial properties.
Our aggregate outstanding borrowings under the facility were not changed in connection with amending and restating the Senior Unsecured Term Loan credit agreement.

•	AMENDED AND RESTATED OPERATING PARTNERSHIP AGREEMENT
On February 26, 2019, we, the Operating Partnership, and the Sponsor entered into an eighth amended and restated limited partnership agreement of the Operating Partnership (the “Eighth Amended Operating Partnership Agreement”). As amended, Class T partnership units (“Class T OP Units”) are now divided into Series 1 and Series 2. Series 2 Class T OP Units convert to Class I partnership units in certain circumstances and have redemption rights equivalent to those of other ordinary classes of partnership units that are issued to third parties, in each case as set forth in the Eighth Amended Operating Partnership Agreement.
On May 3, 2019, we and the Sponsor entered into Amendment No. 1 to the Eighth Amended and Restated Limited Partnership Agreement of our Operating Partnership (the “Partnership Agreement”). We entered into the amendment in our capacity as the sole general partner of the Operating Partnership and the Sponsor entered into the amendment in its capacity as the sole Special OP Unitholder (as defined in the Partnership Agreement) of the Operating Partnership. The amendment revises the second paragraph of Section 8.5(a) of the Partnership Agreement by adding restrictions to the redemption rights of the Special OP Unitholders and the Advisor under the Partnership Agreement. As amended, the Special OP Unitholders and the Advisor have the right to require the Operating Partnership to redeem all or a portion of their OP Units at any time irrespective of the period the OP Units have been held by the Special OP Unitholders or the Advisor; provided, however, that in the event the Special OP Unitholders or the Advisor hold OP Units paid or distributed with respect to the annual performance allocation or fee due under the Partnership Agreement and/or Advisory Agreement from any prior calendar year, and requests the Operating Partnership to redeem all or a portion of such OP Units (the “Partnership Unit Balance”), the Operating Partnership will be required to redeem such Partnership Unit Balance only if we, based on reasonable projections, (i) have determined that, after redeeming such Partnership Unit Balance, we expect to have liquidity (from any available source) equal to or in excess of the NAV of the maximum amount of our shares which can be redeemed under the then current share redemption program (“SRP”) of our Company for the next ninety days (the “Minimum Liquidity Requirement”) and (ii) at the time of the redemption request, 100% of all properly submitted redemption requests in the SRP as of the most recent quarter end and the most recent month end (the “Redemption Period”) have been honored (collectively, with the Minimum Liquidity Requirement, the “Redemption Requirements”). In the event that we deem that the Redemption Requirements have not been met, then the Special OP Unitholders and the Advisor may only redeem their respective Partnership Unit Balances up to the lesser of (A) whichever is the lower pro rata basis within the Redemption Period provided to our common stockholders requesting redemption of shares under the SRP, or (B) an amount that causes the Minimum Liquidity Requirement to still be met. If there was no pro rata redemption under the SRP during the Redemption Period, the Special OP Unitholders and the Advisor may only redeem an amount that causes the Minimum Liquidity Requirement to still be met. The above OP Unit redemption restriction shall not apply in the event that we terminate the Advisory Agreement. The Operating Partnership will redeem any OP Units of the Special OP Unitholders or the Advisor for cash unless our board of directors determines that any such redemption for cash would be prohibited by applicable law or the Partnership Agreement, in which case such OP Units will be redeemed for our common shares.

•	RENEWAL OF ADVISORY AGREEMENT
We, the Operating Partnership, and the Advisor previously entered into that certain Second Amended and Restated Advisory Agreement 2018, dated as of January 1, 2019 and effective through June 30, 2019 (the “2018 Advisory Agreement”). On May 3, 2019, the Company, the Operating Partnership and the Advisor renewed the 2018 Advisory Agreement by entering into the Amended and Restated Advisory Agreement 2019, effective as of May 1, 2019, and renewed through April 30, 2020.

•	RISK FACTORS
The following risk factors supplement the risk factors and/or supersede and replace the similar risk factors contained in the Prospectus and all similar disclosure in the Prospectus:
Our NAV per share may suddenly change if the valuations of our properties materially change from prior valuations.
It is possible that the annual appraisals of our properties may not be spread evenly throughout the year and may differ from the most recent monthly valuation. As such, when these appraisals are reflected in our Independent Valuation Firm’s valuation of our real estate portfolio, there may be a sudden change in our NAV per share for each class of our common stock. Property valuation changes can occur for a variety of reasons, such as local real estate market conditions, the financial condition of our tenants, or lease expirations. For example, we regularly face lease expirations across our portfolio, and as we move further away from lease commencement toward the end of a lease term, the valuation of the underlying property will be expected to drop depending on the likelihood of a renewal or a new lease on similar terms. Such a valuation drop can be particularly significant when closer to a lease expiration, especially for single tenant buildings or where an individual tenant occupies a large portion of a building. We are at the greatest risk of these valuation changes during periods in which we have a large number of lease expirations as well as when the lease of a significant tenant is closer to expiration. Similarly, if a tenant will have an option in the future to purchase one of our properties from us at a price that is less than the current valuation of the property, then if the value of the property exceeds the option price, the valuation will be expected to decline and begin to approach the purchase price as the date of the option approaches. In addition, actual operating results could change unexpectedly. For example, if operating expenses suddenly increase or revenues decrease, such change may in turn cause a sudden increase or decrease in the NAV per share amounts.
New acquisitions may be valued for purposes of our NAV at less than what we pay for them, which would dilute our NAV, or at more than what we pay for them, which would be accretive to our NAV.
Pursuant to our valuation procedures, the acquisition price of newly acquired properties will serve as our appraised value for the calendar year of acquisition, and thereafter will be part of the rotating appraisal cycle such that they are appraised at least every calendar year. This is true whether the acquisition is funded with cash, equity or a combination thereof. However, the Independent Valuation Firm always has the ability to adjust property valuations for purposes of our NAV from the most recent appraised value. Similarly, if the Independent Valuation Firm believes that the purchase price for a recent acquisition does not reflect the current value of the property, the Independent Valuation Firm has the ability to adjust the valuation for purposes of our NAV immediately after acquisition. Even if the Independent Valuation Firm does not adjust the valuation immediately following the acquisition, when we obtain an appraisal on the property, it may not appraise at a value equal to the purchase price. Accordingly, the value of a new acquisition as established under our NAV procedures could be less than what we pay for it, which could negatively affect our NAV, or more than what we pay for it, which could positively affect our NAV. Large portfolio acquisitions, in particular, may require a “portfolio premium” to be paid by us in order to be a competitive bidder, and this “portfolio premium” may not be taken into consideration in calculating our NAV. In addition, acquisition expenses we incur in connection with new acquisitions will negatively impact our NAV. We may make acquisitions (with cash or equity) of any size without stockholder approval, and such acquisitions may be dilutive or accretive to our NAV.
The NAV per share that we publish may not necessarily reflect changes in our NAV that are not immediately quantifiable.
From time to time, we may experience events with respect to our investments that may have a material impact on our NAV. For example, and not by way of limitation, changes in governmental rules, regulations and fiscal policies, environmental legislation, acts of God, terrorism, social unrest, civil disturbances and major disturbances in financial markets may cause the value of a property to change materially. Similarly, negotiations, disputes and litigation that involve us and other parties may ultimately have a positive or negative impact on our NAV. The NAV per share of each class of our common stock as published for any given month may not reflect such extraordinary events to the extent that their financial impact is not immediately quantifiable. As a result, the NAV per share that we publish may not necessarily reflect changes in our NAV that are not immediately quantifiable, and the NAV per share of each class published after the announcement of a material event may differ significantly from our actual NAV per share for such class until such time as the financial impact is quantified and our NAV is appropriately adjusted in accordance with our valuation procedures. The resulting potential disparity in our NAV may inure to the benefit of redeeming stockholders or non-redeeming stockholders and new purchasers of our common stock, depending on whether our published NAV per share for such class is overstated or understated.
We are dependent on our tenants for revenue and we are exposed to risks if we are unable to collect rent from our tenants.
Our revenues from property investments depend on the creditworthiness of our tenants and will be adversely affected by the loss of or default by significant lessees. Much of our tenant base is presently comprised of and is expected to continue to be comprised of non-rated and non-investment grade tenants. Lease payment defaults by tenants could cause us to reduce the amount of distributions to you and could force us to find an alternative source of funding to pay any mortgage loan interest or principal, taxes, or other obligations relating to the property. In the event of a tenant default, we may also experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. If a lease is terminated, the value of the property may be immediately and negatively affected and we may be unable to lease the property for the rent previously received or at all or sell the property without incurring a loss. As of December 31, 2018, no tenants represented more than 10.0% of total annualized base rent, and our 10 largest tenants represented 33.9% of total annualized base rent. We are not aware of any current tenants, including our largest tenant, whose inability to pay their contractual rental amounts would have a material adverse impact on our results of operations.
The Advisor’s fee may not create proper incentives or may induce the Advisor and its affiliates to make certain investments, including speculative investments, that increase the risk of our real estate portfolio.
The advisory fee we pay the Advisor is made up of a fixed component and a performance component. We will pay the Advisor the fixed component regardless of the performance of our portfolio. The Advisor’s entitlement to the fixed component, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. We will be required to pay the Advisor the fixed component in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period. The performance component, which is based on our total distributions plus the change in NAV per share, may create an incentive for the Advisor to make riskier or more speculative investments on our behalf than it would otherwise make in the absence of such performance-based compensation.
Our Advisor’s product specialists may have time constraints and other conflicts of interest due to relationships or affiliations they have with other entities, and our stockholders will not be able to assess our Advisor’s product specialists’ qualifications when deciding whether to make an investment in shares of our common stock.
Our Advisor utilizes affiliated product specialists to assist in fulfilling its responsibilities to us. Our Advisor’s product specialists generally do not owe fiduciary duties to us and may have time constraints and other conflicts of interest due to relationships or affiliations they have with other entities. Our stockholders will not be able to assess the qualifications of our Advisor’s product specialists when deciding whether to make an investment in shares of our common stock. Therefore, our stockholders may not be able to determine whether our Advisor’s product specialists are sufficiently qualified or otherwise desirable to work with.

We will compete with entities sponsored or advised by affiliates of the Sponsor, for whom affiliates of the Sponsor provide certain advisory or management services, for opportunities to acquire or sell investments, and for customers, which may have an adverse impact on our operations.
We will compete with entities sponsored or advised by affiliates of the Sponsor, whether existing or created in the future, as well as entities for whom affiliates of the Sponsor provide certain advisory or management services, for opportunities to acquire, lease, finance or sell certain types of properties. We may also buy, finance or sell properties at the same time as these entities are buying, financing or selling properties. In this regard, there is a risk that we will purchase a property that provides lower returns to us than a property purchased by entities sponsored or advised by affiliates of the Sponsor and entities for whom affiliates of the Sponsor provide certain advisory or management services.
Certain entities sponsored or advised by affiliates of the Sponsor own and/or manage properties in geographical areas in which we expect to own properties. Therefore, our properties may compete for customers with other properties owned and/or managed by these entities. The Advisor may face conflicts of interest when evaluating customer leasing opportunities for our properties and other properties owned and/or managed by these entities and these conflicts of interest may have a negative impact on our ability to attract and retain customers. The Sponsor and the Advisor have implemented lease allocation guidelines to assist with the process of the allocation of leases when we and certain other entities to which affiliates of the Advisor are providing certain advisory services have potentially competing properties with respect to a particular customer. Pursuant to the lease allocation guidelines, if we have an opportunity to bid on a lease with a prospective customer and one or more of these other entities has a potentially competing property, then, under certain circumstances, we may not be permitted to bid on the opportunity and in other circumstances, we and the other entities will be permitted to participate in the bidding process. The lease allocation guidelines are overseen by a joint management committee consisting of our management committee and certain other management representatives associated with other entities to which affiliates of the Advisor are providing similar services.
Because affiliates of the Sponsor and the Advisor currently sponsor and in the future may advise other investment vehicles (each, an “Investment Vehicle”) with overlapping investment objectives, strategies and criteria, potential conflicts of interest may arise with respect to industrial real estate investment opportunities (“Industrial Investments”). In order to manage this potential conflict of interest, in allocating Industrial Investments among the Investment Vehicles, the Sponsor follows an allocation policy (the “Allocation Policy”) which currently provides that if the Sponsor or one of its affiliates is awarded and controls an Industrial Investment that is suitable for more than one Investment Vehicle, based upon various Allocation Factors (as defined below), including without limitation availability of capital, portfolio objectives, diversification goals, target investment markets, return requirements, investment timing and the Investment Vehicle’s applicable approval discretion and timing, then the Industrial Investment will be allocated to Investment Vehicles on a rotational basis and will be offered to the Investment Vehicle at the top of the rotation list (that is, the Investment Vehicle that has gone the longest without being allocated an Industrial Investment). If an Investment Vehicle on the list declines the Industrial Investment, it will be rotated to the bottom of the rotation list. Exceptions may be made to the Allocation Policy for (x) transactions necessary to accommodate an exchange pursuant to Section 1031 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or (y) characteristics of a particular Industrial Investment or Investment Vehicle, such as adjacency to an existing asset, legal, regulatory or tax concerns or benefits, portfolio balancing or other Allocation Factors, which make the Industrial Investment more advantageous to one of the Investment Vehicles. In addition, the Sponsor may from time to time specify that it will not seek new allocations for more than one Investment Vehicle until certain minimum allocation levels are reached. “Allocation Factors” are those allocation factors that the Sponsor maintains and updates from time to time based on review by the Sponsor’s Head of Real Estate.
The Sponsor may from time to time grant to certain Investment Vehicles certain exclusivity, rotation or other priority (each, a “Special Priority”) with respect to Industrial Investments or other investment opportunities. Current existing Special Priorities has been granted to: (i) Build-to-Core Industrial Partnership III LLC (“BTC III”), pursuant to which BTC III will be presented one out of every three qualifying development Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as capital commitments thereunder have been fully committed; (ii) Black Creek Industrial Fund LP (“BCIF”) pursuant to which BCIF will be presented one out of every three potential development Industrial Investments, one out of every five potential value-add Industrial Investments, and one out of every three potential core Industrial Investments (subject to terms and conditions of the BCIF partnership agreement) until such time as capital commitments accepted by BCIF on or prior to March 31, 2020 have been called or committed; and (iii) the BTC II Partnership pursuant to which the BTC II Partnership will be presented one out of every three qualifying development Industrial Investments (subject to terms and conditions of the BTC II Partnership agreement) until such time as capital commitments thereunder have been fully committed. The Sponsor or its affiliates may grant additional Special Priorities in the future and from time to time. In addition, to the extent that a potential conflict of interest arises with respect to an investment opportunity other than an Industrial Investment, the Sponsor currently expects to manage the potential conflict of interest by allocating the investment in accordance with the principles of the Allocation Policy the Sponsor follows with respect to Industrial Investments.

The Sponsor may modify its overall allocation policies from time to time. Any changes to the Sponsor’s allocation policies will be timely reported to our Conflicts Resolution Committee. The Advisor will be required to provide information to our board of directors on a quarterly basis to enable our board of directors, including the independent directors, to determine whether such policies are being fairly applied.
We assume the risk that our credit facility lenders may not honor their commitments to us.
We may enter into credit facility arrangements with lenders pursuant to which, subject to certain conditions, they commit to lend us money, provide us with letters of credit or provide other financial services to us. If we fail to comply with the covenants in such arrangements, the lenders could declare us in default, accelerate the maturities of our borrowings and refuse to make loans or provide other financial services to us. Or, if a lender becomes unable or unwilling to honor its commitments to us, we may not receive the loans and other financial services for which we negotiated. In such a situation, a replacement lender may be difficult or impossible to find quickly or at all. If we are unable to receive loans and other financial services, our liquidity and business could be negatively impacted.
We have entered into, and may continue to enter into, financing arrangements involving balloon payment obligations, which may adversely affect our ability to refinance or sell properties on favorable terms, and to make distributions to our stockholders.
Most of our current financing arrangements require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity will be uncertain and may depend upon our ability to obtain additional financing or our ability to sell a particular property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or to sell a particular property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to our stockholders and the projected time of disposition of our assets. In an environment of increasing interest rates, if we place debt on properties or obtain corporate debt, we run the risk of being unable to refinance such debt if interest rates are higher at the time a balloon payment is due. In addition, payments of principal and interest made to service our debts, including balloon payments, may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.
Risks related to variable-rate indebtedness could increase the amount of our debt payments and therefore negatively impact our operating results.
Our debt may be subject to the fluctuation of market interest rates such as the London Interbank Offered Rate, or “LIBOR”, Prime rate, and other benchmark rates. Should such interest rates increase, our debt payments may also increase, reducing cash available for distributions. Furthermore, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments. Additionally, as it relates to any real estate assets that we may own, an increase in interest rates may negatively impact activity in the consumer market and reduce consumer purchases, which could adversely affect us.
Furthermore, U.S. and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, stated that it is the FCA’s intention that it will no longer be necessary to persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such statement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. As a result, it is possible that LIBOR will be discontinued or modified by 2021.
At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR or other benchmarks. The use of alternative reference rates or other reforms could cause the interest rates for our floating rate indebtedness to be materially higher than expected.

•	INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The following replaces and supersedes the section of the Prospectus titled “Incorporation of Certain Information by Reference.”
In this Prospectus, we “incorporate by reference” certain information we filed with the Commission, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed March 6, 2019;

•	our Preliminary Proxy Statement on Schedule 14A filed March 15, 2019;

•	our Definitive Proxy Statement on Schedule 14A filed on April 12, 2019;

•	our Current Report on Form 8-K, filed on January 7, 2019;

•	our Current Report on Form 8-K, filed on January 15, 2019;

•	our Current Report on Form 8-K, filed on January 16, 2019;

•	our Current Report on Form 8-K, filed on February 14, 2019;

•	our Current Report on Form 8-K, filed on February 15, 2019;

•	our Current Report on Form 8-K, filed on March 4, 2019;

•	our Current Report on Form 8-K, filed on March 14, 2019; and

•	our Current Report on Form 8-K, filed on April 15, 2019.
The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.
You can obtain any of the documents incorporated by reference in this document from us, or from the Commission through the Commission’s website at the address www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number or at our website at www.blackcreekdiversified.com:
 Black Creek Diversified Property Fund Inc.
Investor Relations
518 17th Street, Suite 1700
Denver, Colorado 80202

•	QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2019
On August 12, 2019, we filed our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 with the Commission. The report (without exhibits) is attached to this Supplement.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________
FORM 10-Q
_______________________________________
(Mark One)

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the quarterly period ended June 30, 2019
Or

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the transition period from                     to                     .
Commission File No. 000-52596
_______________________________________
BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
(Exact name of registrant as specified in its charter)
_______________________________________

Maryland	30-0309068
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor Denver, CO	80202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 228-2200
_______________________________________
Securities registered pursuant to Section 12(b) of the Act: None
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Smaller reporting company	☐
Non-accelerated filer	☒			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No   ☒
As of August 6, 2019, there were 4,598,800 shares of the registrant’s Class T common stock, 18,864,283 shares of the registrant’s Class S common stock, 3,249,296 shares of the registrant’s Class D common stock, 41,321,371 shares of the registrant’s Class I common stock and 70,070,337 shares of the registrant’s Class E common stock outstanding.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
໿

	As of
(in thousands, except per share data)	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Net investment in real estate properties	$1,403,183	$1,507,112
Debt-related investments, net	2,656	10,680
Cash and cash equivalents	117,976	10,008
Restricted cash	7,755	7,030
Other assets	50,273	46,272
Total assets	$1,581,843	$1,581,102
LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued expenses	$28,248	$31,580
Debt, net	834,962	1,001,298
Intangible lease liabilities, net	45,020	47,196
Financing obligations, net	141,509	52,336
Other liabilities	38,773	37,679
Total liabilities	1,088,512	1,170,089
Commitments and contingencies (Note 9)
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value—200,000 shares authorized, none issued and outstanding	—	—
Class E common stock, $0.01 par value—500,000 shares authorized, 71,923 shares and 77,390 shares issued and outstanding, respectively	719	774
Class T common stock, $0.01 par value—500,000 shares authorized, 3,902 shares and 2,783 shares issued and outstanding, respectively	39	28
Class S common stock, $0.01 par value—500,000 shares authorized, 17,590 shares and 10,516 shares issued and outstanding, respectively	176	105
Class D common stock, $0.01 par value—500,000 shares authorized, 3,080 shares and 2,778 shares issued and outstanding, respectively	31	28
Class I common stock, $0.01 par value—500,000 shares authorized, 40,498 shares and 37,385 shares issued and outstanding, respectively	405	374
Additional paid-in capital	1,237,758	1,199,736
Distributions in excess of earnings	(811,530)	(867,849)
Accumulated other comprehensive (loss) income	(13,849)	522
Total stockholders’ equity	413,749	333,718
Noncontrolling interests	79,582	77,295
Total equity	493,331	411,013
Total liabilities and equity	$1,581,843	$1,581,102
See accompanying Notes to Condensed Consolidated Financial Statements.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2019	2018	2019	2018
Revenues:
Rental revenues	$44,885	$46,462	$95,456	$90,916
Debt-related income	35	171	158	344
Total revenues	44,920	46,633	95,614	91,260
Operating expenses:
Rental expenses	14,216	15,293	30,285	31,123
Real estate-related depreciation and amortization	14,745	14,428	28,988	28,241
General and administrative expenses	2,100	2,278	4,144	4,812
Advisory fees, related party	3,236	3,576	6,364	7,255
Impairment of real estate property	—	—	—	6,800
Total operating expenses	34,297	35,575	69,781	78,231
Other (expenses) income:
Interest expense	(11,936)	(12,298)	(25,310)	(23,538)
Gain on sale of real estate property	84,449	12,434	85,640	12,434
Gain on extinguishment of debt and financing commitments, net	—	—	1,002	—
Other income (expenses)	168	(192)	25	(314)
Total other income (expenses)	72,681	(56)	61,357	(11,418)
Net income	83,304	11,002	87,190	1,611
Net income attributable to noncontrolling interests	(5,905)	(887)	(6,189)	(131)
Net income attributable to common stockholders	$77,399	$10,115	$81,001	$1,480
Weighted-average shares outstanding—basic	136,661	127,362	134,765	128,149
Weighted-average shares outstanding—diluted	147,087	138,485	145,219	139,337
Net income attributable to common stockholders per common share—basic and diluted	$0.57	$0.08	$0.60	$0.01
See accompanying Notes to Condensed Consolidated Financial Statements.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net income	$83,304	$11,002	$87,190	$1,611
Change from cash flow hedging derivatives	(8,995)	3,569	(15,488)	8,244
Comprehensive income	74,309	14,571	71,702	9,855
Comprehensive income attributable to noncontrolling interests	(5,264)	(1,137)	(5,072)	(743)
Comprehensive income attributable to common stockholders	$69,045	$13,434	$66,630	$9,112
See accompanying Notes to Condensed Consolidated Financial Statements.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
(Unaudited)

	Stockholders’ Equity
			Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests	Total Equity

	Common Stock
(in thousands)	Shares	Amount
FOR THE THREE MONTHS ENDED JUNE 30, 2018
Balance as of March 31, 2018	128,460	$1,285	$1,192,262	$(839,497)	$3,617	$84,880	$442,547
Net income	—	—	—	10,115	—	887	11,002
Unrealized gain from derivative instruments	—	—	—	—	3,319	250	3,569
Issuance of common stock, net of offering costs	5,874	59	41,036	—	—	—	41,095
Share-based compensation, net of forfeitures	—	—	(398)	—	—	—	(398)
Redemptions of common stock	(6,355)	(64)	(47,411)	—	—	—	(47,475)
Amortization of share-based compensation	—	—	582	—	—	—	582
Distributions declared on common stock and noncontrolling interests	—	—	—	(11,851)	—	(1,123)	(12,974)
Redemptions of noncontrolling interests	—	—	(196)	—	—	(757)	(953)
Balance as of June 30, 2018	127,979	$1,280	$1,185,875	$(841,233)	$6,936	$84,137	$436,995
FOR THE THREE MONTHS ENDED JUNE 30, 2019
Balance as of March 31, 2019	133,754	$1,338	$1,217,952	$(876,446)	$(5,495)	$76,121	$413,470
Net income	—	—	—	77,399	—	5,905	83,304
Unrealized loss from derivative instruments	—	—	—	—	(8,354)	(641)	(8,995)
Issuance of common stock, net of offering costs	7,825	77	53,504	—	—	—	53,581
Share-based compensation, net of forfeitures	56	1	416	—	—	—	417
Redemptions of common stock	(4,642)	(46)	(33,921)	—	—	—	(33,967)
Amortization of share-based compensation	—	—	(345)	—	—	—	(345)
Distributions declared on common stock and noncontrolling interests	—	—	—	(12,483)	—	(985)	(13,468)
Redemptions of noncontrolling interests	—	—	152	—	—	(818)	(666)
Balance as of June 30, 2019	136,993	$1,370	$1,237,758	$(811,530)	$(13,849)	$79,582	$493,331
FOR THE SIX MONTHS ENDED JUNE 30, 2018
Balance as of December 31, 2017	132,466	$1,325	$1,224,061	$(818,608)	$(909)	$86,857	$492,726
Adoption of ASU 2017-12	—	—	—	(213)	213	—	—
Adjusted balance as of January 1, 2018	132,466	1,325	1,224,061	(818,821)	(696)	86,857	492,726
Net income	—	—	—	1,480	—	131	1,611
Unrealized gain from derivative instruments	—	—	—	—	7,632	612	8,244
Issuance of common stock, net of offering costs	9,145	92	63,321	—	—	—	63,413
Share-based compensation, net of forfeitures	38	—	(117)	—	—	—	(117)
Redemptions of common stock	(13,670)	(137)	(101,704)	—	—	—	(101,841)
Amortization of share-based compensation	—	—	600	—	—	—	600
Distributions declared on common stock and noncontrolling interests	—	—	—	(23,892)	—	(2,183)	(26,075)
Redemptions of noncontrolling interests	—	—	(286)	—	—	(1,280)	(1,566)
Balance as of June 30, 2018	127,979	$1,280	$1,185,875	$(841,233)	$6,936	$84,137	$436,995
FOR THE SIX MONTHS ENDED JUNE 30, 2019
Balance as of December 31, 2018	130,852	$1,309	$1,199,736	$(867,849)	$522	$77,295	$411,013
Net income	—	—	—	81,001	—	6,189	87,190
Unrealized loss from derivative instruments	—	—	—	—	(14,371)	(1,117)	(15,488)
Issuance of common stock, net of offering costs	13,652	136	93,504	—	—	—	93,640
Share-based compensation, net of forfeitures	82	1	604	—	—	—	605
Redemptions of common stock	(7,593)	(76)	(55,874)	—	—	—	(55,950)
Amortization of share-based compensation	—	—	(364)	—	—	—	(364)
Distributions declared on common stock and noncontrolling interests	—	—	—	(24,682)	—	(1,967)	(26,649)
Redemptions of noncontrolling interests	—	—	152	—	—	(818)	(666)
Balance as of June 30, 2019	136,993	$1,370	$1,237,758	$(811,530)	$(13,849)	$79,582	$493,331
See accompanying Notes to Condensed Consolidated Financial Statements.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30,
(in thousands)	2019	2018
Operating activities:
Net income	$87,190	$1,611
Adjustments to reconcile net income to net cash provided by operating activities:
Real estate-related depreciation and amortization	28,988	28,241
Gain on sale of real estate property	(85,640)	(12,434)
Lease termination fee	—	14,000
Impairment of real estate property	—	6,800
Gain on extinguishment of debt and financing commitments, net	(1,002)	—
Other	(4,074)	(2,217)
Changes in operating assets and liabilities	(5,019)	2,015
Net cash provided by operating activities	20,443	38,016
Investing activities:
Real estate acquisitions	(38,843)	(36,853)
Capital expenditures	(28,197)	(14,788)
Proceeds from disposition of real estate property	129,011	64,075
Principal collections on debt-related investments	8,020	216
Other	(4,206)	(1,527)
Net cash provided by investing activities	65,785	11,123
Financing activities:
Repayments of mortgage notes	(33,740)	(928)
Net (repayments of) proceeds from line of credit	(81,000)	10,000
Proceeds from term loan	50,000	—
Redemptions of common stock	(55,950)	(101,841)
Distributions on common stock	(14,456)	(14,394)
Proceeds from issuance of common stock	91,704	59,167
Proceeds from financing obligations	82,056	8,738
Offering costs for issuance of common stock and private placements	(5,683)	(3,831)
Distributions to noncontrolling interest holders	(1,967)	(2,178)
Redemption of OP Unit holder interests	(666)	(1,567)
Other	(7,833)	(1,282)
Net cash provided by (used in) financing activities	22,465	(48,116)
Net increase in cash, cash equivalents and restricted cash	108,693	1,023
Cash, cash equivalents and restricted cash, at beginning of period	17,038	19,016
Cash, cash equivalents and restricted cash, at end of period	$125,731	$20,039
See accompanying Notes to Condensed Consolidated Financial Statements.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. BASIS OF PRESENTATION
Unless the context otherwise requires, the “Company,” “we,” “our,” or “us” refers to Black Creek Diversified Property Fund Inc. and its consolidated subsidiaries.
The accompanying unaudited condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, certain disclosures normally included in the annual audited financial statements prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) have been omitted. As such, the accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes contained in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 6, 2019 (“2018 Form 10-K”).
Recently Adopted Accounting Standards
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Subtopic 842)” (“ASU 2016-02”), which provides guidance for greater transparency in financial reporting by organizations that lease assets such as real estate, airplanes and manufacturing equipment by requiring such organizations to recognize lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The standard also requires new disclosures within the notes accompanying the consolidated financial statements. Additional guidance and targeted improvements to ASU 2016-02 were made through the issuance of supplemental ASUs. In January 2018, the FASB issued ASU No. 2018-01, “Leases (Subtopic 842): Land Easement Practical Expedient for Transition to Topic 842” (“ASU 2018-01”), which updated ASU 2016-02 to include land easements under the updated guidance, including the option to elect the practical expedient discussed above. In December 2018, the FASB issued ASU No. 2018-20, “Narrow—Scope Improvements for Lessors” (“ASU 2018-20”), which updated 2016-02 by providing the option to elect a practical expedient for lessors to exclude sales and other similar taxes from the transaction price of the contract, allows lessors to exclude from revenue and expense lessor costs paid directly to a third party by lessees, and clarifies lessors’ accounting for variable payments related to both lease and non-lease components. In March 2019, the FASB issued ASU No. 2019-01, “Leases (Topic 842): Codification Improvements” (“ASU 2019-01”), which updates ASU 2016-02 to clarify that entities are not required to provide interim disclosures related to their adoption of ASU 2016-02 as required for other accounting changes and error corrections.
We adopted ASU 2016-02 and its supplemental ASUs when they became effective for us, as of the reporting period beginning January 1, 2019, and we elected the practical expedients available for implementation under the standards. Under the practical expedients election, we were not required to reassess: (i) whether an expired or existing contract met the definition of a lease; (ii) the lease classification at January 1, 2019 for existing leases; and (iii) whether costs previously capitalized as initial direct costs would continue to be amortized. We also adopted the practical expedient that allowed us to not separate tenant reimbursement revenue from rental revenue if certain criteria were met. We assessed the criteria and concluded that the timing and pattern of transfer for rental revenue and the related tenant reimbursement revenue are the same and the lease component, if accounted for separately, would be classified as an operating lease. As such, we account for and presented rental revenue and tenant reimbursement revenue as a single component in the condensed consolidated statements of operations. The adoption of these standards did not have a material effect on our condensed consolidated financial statements.

2. INVESTMENTS IN REAL ESTATE PROPERTIES
The following table summarizes our consolidated investments in real estate properties:

	As of
(in thousands)	June 30, 2019	December 31, 2018
Land	$386,243	$421,531
Buildings and improvements	1,215,158	1,271,773
Intangible lease assets	302,495	315,429
Investment in real estate properties	1,903,896	2,008,733
Accumulated depreciation and amortization	(500,713)	(501,621)
Net investment in real estate properties	$1,403,183	$1,507,112
Dispositions
During the six months ended June 30, 2019, we sold two office properties and two outparcels for net proceeds of approximately $129.0 million, which is net of the secured debt repayment described in “Note 3.” We recorded a net gain on sale of approximately $85.6 million.
During the six months ended June 30, 2018, we sold one office property and one building from a two-building office property for net proceeds of approximately $64.1 million. We recorded a net gain on sale of approximately $12.4 million.
Intangible Lease Assets and Liabilities
Intangible lease assets and liabilities as of June 30, 2019 and December 31, 2018 include the following:

	As of June 30, 2019			As of December 31, 2018
(in thousands)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible lease assets	$270,149	$(233,079)	$37,070	$282,961	$(238,768)	$44,193
Above-market lease assets	32,346	(31,791)	555	32,468	(31,382)	1,086
Below-market lease liabilities	(80,257)	35,237	(45,020)	(82,060)	34,864	(47,196)
Rental Revenue and Depreciation and Amortization Expense
The following table summarizes straight-line rent adjustments, amortization recognized as an increase (decrease) to rental revenues from above- and below-market lease assets and liabilities, and real estate-related depreciation and amortization expense:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Increase (decrease) to rental revenue:
Straight-line rent adjustments	$2,726	$3,086	$6,908	$5,448
Above-market lease amortization	(196)	(235)	(532)	(419)
Below-market lease amortization	1,113	1,167	2,160	2,418
Real estate-related depreciation and amortization:
Depreciation expense	$11,059	$9,405	$20,620	$18,685
Intangible lease asset amortization	3,686	5,023	8,368	9,556

Future Minimum Rentals
Future minimum base rental payments, which equal the cash basis of monthly contractual rent, owed to us from our tenants under the terms of non-cancelable operating and ground leases in effect as of June 30, 2019 and December 31, 2018, excluding rental revenues from the potential renewal or replacement of existing leases, were as follows for the next five years and thereafter:

	As of
(in thousands)	June 30, 2019	December 31, 2018
2019	$61,182	$133,999
2020	118,680	116,145
2021	109,890	104,997
2022	96,353	88,136
2023	82,737	74,661
Thereafter	319,070	323,040
Total	$787,912	$840,978
Real Estate Property Impairment
We did not record an impairment related to any of our real estate properties during the six months ended June 30, 2019. During the six months ended June 30, 2018, we recorded a $6.8 million non-cash impairment charge related to a retail property located in the Jacksonville, Florida market, which was disposed of in October 2018. The impairment was a result of a shortened hold period based on the consideration of potential disposition options for the property, which ultimately resulted in the reduction of our estimated future cash flows below our net book value.
3. DEBT
A summary of our debt is as follows:

	Weighted-Average Effective Interest Rate as of			Balance as of
($ in thousands)	June 30, 2019	December 31, 2018	Maturity Date	June 30, 2019	December 31, 2018
Line of credit (1)	3.90%	4.05%	January 2023	$50,000	$131,000
Term loan (2)	3.48	3.52	January 2024	325,000	275,000
Term loan (3)	3.39	3.79	February 2022	200,000	200,000
Fixed-rate mortgage notes (4)	3.67	3.57	September 2021 - December 2029	140,192	173,932
Floating-rate mortgage notes (5)	4.65	4.97	January 2020	127,000	225,600
Total principal amount / weighted-average (6)	3.69%	3.98%		$842,192	$1,005,532
Less: unamortized debt issuance costs				$(7,550)	$(4,627)
Add: mark-to-market adjustment on assumed debt				320	393
Total debt, net				$834,962	$1,001,298
Gross book value of properties encumbered by debt				$436,787	$598,978

(1)
The effective interest rate is calculated based on the London Interbank Offered Rate (“LIBOR”), plus a margin ranging from 1.30% to 2.10%, depending on our consolidated leverage ratio. As of June 30, 2019, the unused and available portions under the line of credit were approximately $400.0 million and $252.3 million, respectively. The line of credit is available for general business purposes including, but not limited to, refinancing of existing indebtedness and financing the acquisition of permitted investments, including commercial properties.

(2)
The effective interest rate is calculated based on LIBOR, plus a margin ranging from 1.25% to 2.05%, depending on our consolidated leverage ratio. Total commitments for this term loan are $325.0 million. There are no amounts unused or available under this term loan as of June 30, 2019. The weighted-average interest rate is the all-in interest rate, including the effects of interest rate swap agreements relating to $150.0 million in borrowings under this term loan.

(3)
The effective interest rate is calculated based on LIBOR, plus a margin ranging from 1.25% to 2.05%, depending on our consolidated leverage ratio. Total commitments for this term loan are $200.0 million. There are no amounts unused or available under this term loans as of June 30, 2019. The weighted-average interest rate is the all-in interest rate and is fixed through interest swap agreements.

(4)
The amount outstanding as of June 30, 2019 includes a $51.6 million floating-rate mortgage note that was subject to an interest rate spread of 1.65% over one-month LIBOR, which we have effectively fixed using an interest rate swap at 2.85% until the designated cash flow hedge expires in July 2021. This mortgage note matures in August 2023.

(5)
The effective interest rate is calculated based on LIBOR plus a margin. In conjunction with the disposition of 655 Montgomery in May 2019, we repaid approximately $83.1 million of floating-rate secured debt that would have matured in September 2020. As of June 30, 2019 and December 31, 2018, our floating-rate mortgage notes were subject to a weighted-average interest rate spread of 2.25% and 2.47%, respectively.

(6)	The weighted-average remaining term of our borrowings was approximately 3.6 years as of June 30, 2019, excluding the impact of certain extension options.
As of June 30, 2019, the principal payments due on our debt during each of the next five years and thereafter were as follows:

(in thousands)	Line of Credit	Term Loans	Mortgage Notes (1)	Total
Remainder of 2019	$—	$—	$1,335	$1,335
2020	—	—	129,766	129,766
2021	—	—	11,627	11,627
2022 (2)	—	200,000	2,478	202,478
2023 (3)	50,000	—	47,967	97,967
Thereafter	—	325,000	74,019	399,019
Total principal payments	$50,000	$525,000	$267,192	$842,192

(1)	Includes a $127.0 million floating-rate mortgage note expiring in January 2020, which may be extended pursuant to two one-year extension options, subject to certain conditions.

(2)	The term of this term loan may be extended pursuant to two one-year extension options, subject to certain conditions.

(3)	The term of the line of credit may be extended pursuant to two six-month extension options, subject to certain conditions.
LIBOR is expected to be discontinued after 2021. As of June 30, 2019, our line of credit, term loans and a $51.6 million mortgage note are our only indebtedness with maturity dates beyond 2021 that has exposure to LIBOR. The agreements governing the line of credit and term loans provide procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2021 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.
Debt Covenants
Our line of credit, term loans and mortgage note agreements contain various property-level covenants, including customary affirmative and negative covenants. In addition, the line of credit and term loan agreements contain certain corporate-level financial covenants, including leverage ratio, fixed charge coverage ratio, and tangible net worth thresholds. We were in compliance with our debt covenants as of June 30, 2019.
Derivative Instruments
To manage interest rate risk for certain of our variable-rate debt, we use interest rate derivative instruments as part of our risk management strategy. These derivatives are designed to mitigate the risk of future interest rate increases by either providing a fixed interest rate or capping the variable interest rate for a limited, pre-determined period of time. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for us making fixed-rate payments over the life of the interest rate swap agreements without exchange of the underlying notional amount. Interest rate caps involve the receipt of variable amounts from a counterparty at the end of each period in which the interest rate exceeds the agreed fixed price. Interest rate caps are not designated as hedges. Certain of our variable-rate borrowings are not hedged, and therefore, to an extent, we have ongoing exposure to interest rate movements.
During the next 12 months, we estimate that approximately $0.6 million will be reclassified as an increase to interest expense related to active effective hedges of existing floating-rate debt, and we estimate that approximately $0.1 million will be reclassified as an increase to interest expense related to terminated hedges where the likelihood of the originally hedged interest payments remains probable.

The following table summarizes the location and fair value of our derivative instruments on our condensed consolidated balance sheets:

			Fair Value
($ in thousands)	Number of Contracts	Notional Amount	Other Assets	Other Liabilities
As of June 30, 2019
Interest rate swaps (1)	14	$601,571	$716	$12,881
Interest rate caps	3	257,200	—	—
Total derivative instruments	17	$858,771	$716	$12,881
As of December 31, 2018
Interest rate swaps	15	$634,565	$6,692	$3,220
Interest rate caps	4	338,450	25	—
Total derivative instruments	19	$973,015	$6,717	$3,220

(1)	Includes four interest rate swaps with a combined notional amount of $200.0 million that will become effective in January 2020.
The following table presents the effect of our derivative instruments on our condensed consolidated financial statements:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Derivative instruments designated as cash flow hedges:
(Loss) gain recognized in AOCI	$(8,316)	$3,176	$(13,023)	$7,148
(Gain) loss reclassified from AOCI into interest expense	(679)	393	(1,091)	1,096
Gain reclassified from AOCI due to hedged transactions becoming probable of not occurring	—	—	(1,374)	—
Total interest expense presented in the condensed consolidated statements of operations in which the effects of cash flow hedges are recorded	11,936	12,298	25,310	23,538
Derivative instruments not designated as cash flow hedges:
(Loss) gain recognized in income	$(1)	$(43)	$(25)	$9

4. FAIR VALUE
We estimate the fair value of our financial instruments using available market information and valuation methodologies we believe to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of the amounts that we would realize upon disposition.
Fair Value Measurements on a Recurring Basis
The following table presents our financial instruments measured at fair value on a recurring basis:

(in thousands)	Level 1	Level 2	Level 3	Total Fair Value
As of June 30, 2019
Assets:
Derivative instruments	$—	$716	$—	$716
Total assets measured at fair value	$—	$716	$—	$716
Liabilities:
Derivative instruments	$—	$12,881	$—	$12,881
Total liabilities measured at fair value	$—	$12,881	$—	$12,881
As of December 31, 2018
Assets:
Derivative instruments	$—	$6,717	$—	$6,717
Total assets measured at fair value	$—	$6,717	$—	$6,717
Liabilities:
Derivative instruments	$—	$3,220	$—	$3,220
Total liabilities measured at fair value	$—	$3,220	$—	$3,220
The following methods and assumptions were used to estimate the fair value of each class of financial instrument:
Derivative Instruments. The derivative instruments are interest rate swaps and interest rate caps whose fair value is estimated using market-standard valuation models. Such models involve using market-based observable inputs, including interest rate curves. We incorporate credit valuation adjustments to appropriately reflect both our nonperformance risk and respective counterparty’s nonperformance risk in the fair value measurements, which we have concluded are not material to the valuation. Due to these derivative instruments being unique and not actively traded, the fair value is classified as Level 2. See “Note 3” above for further discussion of our derivative instruments.
Nonrecurring Fair Value Measurements
As of June 30, 2019 and December 31, 2018, the fair values of cash and cash equivalents, tenant receivables, due from/to affiliates, accounts payable and accrued liabilities, and distributions payable approximate their carrying values because of the short-term nature of these instruments. The table below includes fair values for certain of our financial instruments for which it is practicable to estimate fair value. The carrying values and fair values of these financial instruments were as follows:
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	As of June 30, 2019		As of December 31, 2018
(in thousands)	Carrying Value (1)	Fair Value	Carrying Value (1)	Fair Value
Assets:
Debt-related investments	$2,661	$2,689	$10,682	$10,709
Liabilities:
Line of credit	$50,000	$50,000	$131,000	$131,000
Term loans	525,000	525,000	475,000	475,000
Mortgage notes	267,192	265,723	399,532	398,117

(1)	The carrying amount reflects the principal amount outstanding.

5. STOCKHOLDERS' EQUITY
Public Offering
A summary of our public offerings (including shares sold through the primary offering and distribution reinvestment plan (“DRIP”)) for the six months ended June 30, 2019, is as follows:

(in thousands)	Class T	Class S	Class D	Class I	Class E	Total
Amount of gross proceeds raised:
Primary offering	$10,365	$51,981	$3,785	$25,573	$—	$91,704
DRIP	293	1,114	288	3,784	4,575	10,054
Total offering	$10,658	$53,095	$4,073	$29,357	$4,575	$101,758
Number of shares sold:
Primary offering	1,364	6,938	514	3,474	—	12,290
DRIP	40	151	39	512	620	1,362
Total offering	1,404	7,089	553	3,986	620	13,652
Common Stock
The following table describes the changes in each class of common shares during the periods presented below:

(in thousands)	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Total Shares
FOR THE THREE MONTHS ENDED JUNE 30, 2018
Balance as of March 31, 2018	2,108	1,590	2,493	33,817	88,452	128,460
Issuance of common stock:
Primary shares	304	2,513	74	2,350	—	5,241
Distribution reinvestment plan	16	12	16	234	355	633
Share-based compensation	—	—	—	—	—	—
Redemptions of common stock	(120)	—	(126)	(1,407)	(4,702)	(6,355)
Balance as of June 30, 2018	2,308	4,115	2,457	34,994	84,105	127,979
FOR THE THREE MONTHS ENDED JUNE 30, 2019
Balance as of March 31, 2019	3,261	13,815	2,986	38,501	75,191	133,754
Issuance of common stock:
Primary shares	890	3,699	270	2,266	—	7,125
Distribution reinvestment plan	22	87	20	263	308	700
Share-based compensation	—	—	—	56	—	56
Redemptions of common stock	(271)	(11)	(196)	(588)	(3,576)	(4,642)
Balance as of June 30, 2019	3,902	17,590	3,080	40,498	71,923	136,993
FOR THE SIX MONTHS ENDED JUNE 30, 2018
Balance as of December 31, 2017	2,062	64	2,510	34,135	93,695	132,466
Issuance of common stock:
Primary shares	371	4,037	97	3,366	—	7,871
Distribution reinvestment plan	32	14	32	469	727	1,274
Share-based compensation	—	—	—	38	—	38
Redemptions of common stock	(157)	—	(182)	(3,014)	(10,317)	(13,670)
Balance as of June 30, 2018	2,308	4,115	2,457	34,994	84,105	127,979
FOR THE SIX MONTHS ENDED JUNE 30, 2019
Balance as of December 31, 2018	2,783	10,516	2,778	37,385	77,390	130,852
Issuance of common stock:
Primary shares	1,364	6,938	514	3,474	—	12,290
Distribution reinvestment plan	40	151	39	512	620	1,362
Share-based compensation	—	—	—	82	—	82
Redemptions of common stock	(285)	(15)	(251)	(955)	(6,087)	(7,593)
Balance as of June 30, 2019	3,902	17,590	3,080	40,498	71,923	136,993

Distributions
The following table summarizes our distribution activity (including distributions to noncontrolling interests and distributions reinvested in shares of our common stock) for the quarters ended below:

	Amount
(in thousands, except per share data)	Declared per Common Share (1)	Common Stock Distributions Paid in Cash	Other Cash Distributions (2)	Reinvested in Shares	Total Distributions
2019
March 31	$0.09375	$7,198	$1,244	$4,997	$13,439
June 30	0.09375	7,303	1,312	5,180	13,795
Total	$0.18750	$14,501	$2,556	$10,177	$27,234
2018
March 31	$0.09375	$7,240	$1,127	$4,789	$13,156
June 30	0.09375	7,137	1,221	4,710	13,068
September 30	0.09375	7,157	1,174	4,738	13,069
December 31	0.09375	7,180	1,202	4,814	13,196
Total	$0.37500	$28,714	$4,724	$19,051	$52,489

(1)	Amount reflects the total quarterly distribution rate, subject to adjustment for class-specific fees.

(2)
Includes other cash distributions consisting of: (i) distributions paid to holders of partnership units (“OP Units”) in Black Creek Diversified Property Operating Partnership LP (the “Operating Partnership”); (ii) regular distributions made to our former joint venture partners; and (iii) ongoing distribution fees paid to Black Creek Capital Markets, LLC (the “Dealer Manager”) with respect to certain classes of our shares. See “Note 6” for further detail regarding the current and historical ongoing distribution fees.

Redemptions and Repurchases
Below is a summary of redemptions and repurchases pursuant to our share redemption program for the six months ended June 30, 2019 and 2018. Our board of directors may modify, suspend or terminate our current share redemption programs if it deems such action to be in the best interest of our stockholders.

	For the Six Months Ended June 30,
(in thousands, except for per share data)	2019	2018
Number of shares requested for redemption or repurchase	7,593	13,670
Number of shares redeemed or repurchased	7,593	13,670
% of shares requested that were redeemed or repurchased	100.0%	100.0%
Average redemption or repurchase price per share	$7.37	$7.45

6. RELATED PARTY TRANSACTIONS
Summary of Fees and Expenses
The following table summarizes the fees and expenses incurred by us for services provided by Black Creek Diversified Property Advisors LLC (the “Advisor”) and its affiliates, and by the Dealer Manager, and any related amounts payable:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Payable as of
(in thousands)	2019	2018	2019	2018	June 30, 2019	December 31, 2018
Upfront selling commissions (1)	$622	$287	$1,107	$423	$—	$—
Ongoing distribution fees (1)	329	93	585	148	114	76
Advisory fees	2,895	3,524	5,800	7,164	1,092	3,225
Other expense reimbursements—Advisor	2,418	1,989	4,763	4,390	855	1,411
Other expense reimbursements—Dealer Manager	114	360	361	432	—	—
DST Program advisory fees	341	52	564	91	—	—
DST Program selling commissions (1)	887	329	1,381	437	—	—
DST Program dealer manager fees (1)	118	99	233	131	—	—
DST Program other reimbursements—Dealer Manager	171	28	372	37	—	—
DST Program facilitation and loan origination fees	886	—	1,307	—	—	—
Total	$8,781	$6,761	$16,473	$13,253	$2,061	$4,712

(1)	All or a portion of these amounts will be retained by, or reallowed (paid) to, participating broker-dealers and servicing broker-dealers.
Company Restricted Stock Units (“Company RSUs”)
All Company RSUs have vested as of June 30, 2019.
7. NET INCOME (LOSS) PER COMMON SHARE
The computation of our basic and diluted net income (loss) per share attributable to common stockholders is as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2019	2018	2019	2018
Net income attributable to common stockholders—basic	$77,399	$10,115	$81,001	$1,480
Net income attributable to OP Units	5,905	887	6,189	131
Net income attributable to common stockholders—diluted	$83,304	$11,002	$87,190	$1,611
Weighted-average shares outstanding—basic	136,661	127,362	134,765	128,149
Incremental weighted-average shares effect of conversion of OP Units	10,426	11,123	10,454	11,188
Weighted-average shares outstanding—diluted	147,087	138,485	145,219	139,337
Net income per share attributable to common stockholders:
Basic	$0.57	$0.08	$0.60	$0.01
Diluted	$0.57	$0.08	$0.60	$0.01
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8. SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information and disclosure of non-cash investing and financing activities is as follows:

	For the Six Months Ended June 30,
(in thousands)	2019	2018
Distributions reinvested in common stock	$10,054	$9,493
Change in accrued future ongoing distribution fees	3,997	2,354
Repayment of mortgage notes upon disposition of real estate property	83,140	—

Restricted Cash
Restricted cash consists of lender and property-related escrow accounts. The following table presents the components of the beginning of period and end of period cash, cash equivalents and restricted cash reported within the condensed consolidated statements of cash flows:

	For the Six Months Ended June 30,
(in thousands)	2019	2018
Beginning of period:
Cash and cash equivalents	$10,008	$10,475
Restricted cash	7,030	8,541
Cash, cash equivalents and restricted cash	$17,038	$19,016
End of period:
Cash and cash equivalents	$117,976	$12,603
Restricted cash	7,755	7,436
Cash, cash equivalents and restricted cash	$125,731	$20,039
9. COMMITMENTS AND CONTINGENCIES
We and the Operating Partnership are not presently involved in any material litigation nor, to our knowledge, is any material litigation threatened against us or our investments.
Environmental Matters
A majority of the properties we acquire are subject to environmental reviews either by us or the previous owners. In addition, we may incur environmental remediation costs associated with certain land parcels we may acquire in connection with the development of the land. We have acquired certain properties in urban and industrial areas that may have been leased to or previously owned by commercial and industrial companies that discharged hazardous materials. We may purchase various environmental insurance policies to mitigate our exposure to environmental liabilities. We are not aware of any environmental liabilities that we believe would have a material adverse effect on our business, financial condition, or results of operations as of June 30, 2019.
10. SEGMENT FINANCIAL INFORMATION
Our three reportable segments are office, retail and industrial. Factors used to determine our reportable segments include the physical and economic characteristics of our properties and the related operating activities. Our chief operating decision makers rely primarily on net operating income to make decisions about allocating resources and assessing segment performance. Net operating income is the key performance metric that captures the unique operating characteristics of each segment. Items that are not directly assignable to a segment, such as certain corporate items, are not allocated but reflected as reconciling items.
The following table reflects our total assets by business segment as of June 30, 2019 and December 31, 2018:

	As of
(in thousands)	June 30, 2019	December 31, 2018
Assets:
Office	$588,723	$724,875
Retail	665,474	671,007
Industrial	148,985	111,230
Corporate	178,661	73,990
Total assets	$1,581,843	$1,581,102

The following table sets forth the financial results by segment for the three and six months ended June 30, 2019 and 2018:
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(in thousands)	Office	Retail	Industrial	Consolidated
For the Three Months Ended June 30, 2019
Rental revenues	$24,190	$17,468	$3,227	$44,885
Rental expenses	(9,398)	(4,105)	(713)	(14,216)
Net operating income	$14,792	$13,363	$2,514	$30,669
Real estate-related depreciation and amortization	$6,813	$6,336	$1,596	$14,745
For the Three Months Ended June 30, 2018
Rental revenues	$26,261	$18,291	$1,910	$46,462
Rental expenses	(10,718)	(4,212)	(363)	(15,293)
Net operating income	$15,543	$14,079	$1,547	$31,169
Real estate-related depreciation and amortization	$8,109	$5,384	$935	$14,428
For the Six Months Ended June 30, 2019
Rental revenues	$53,914	$35,515	$6,027	$95,456
Rental expenses	(20,258)	(8,663)	(1,364)	(30,285)
Net operating income	$33,656	$26,852	$4,663	$65,171
Real estate-related depreciation and amortization	$14,988	$11,059	$2,941	$28,988
For the Six Months Ended June 30, 2018
Rental revenues	$50,685	$36,890	$3,341	$90,916
Rental expenses	(21,725)	(8,810)	(588)	(31,123)
Net operating income	$28,960	$28,080	$2,753	$59,793
Real estate-related depreciation and amortization	$15,994	$10,674	$1,573	$28,241
We consider net operating income to be an appropriate supplemental performance measure and believe net operating income provides useful information to our investors regarding our financial condition and results of operations because net operating income reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the properties, such as real estate-related depreciation and amortization, general and administrative expenses, advisory fees, impairment charges, interest expense, gains on sale of properties, other income and expense, gains and losses on the extinguishment of debt and noncontrolling interests. However, net operating income should not be viewed as an alternative measure of our financial performance since it excludes such items, which could materially impact our results of operations. Further, our net operating income may not be comparable to that of other real estate companies, as they may use different methodologies for calculating net operating income. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.

The following table is a reconciliation of our reported net income (loss) attributable to common stockholders to our net operating income for the three and six months ended June 30, 2019 and 2018:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net income attributable to common stockholders	$77,399	$10,115	$81,001	$1,480
Debt-related income	(35)	(171)	(158)	(344)
Real estate-related depreciation and amortization	14,745	14,428	28,988	28,241
General and administrative expenses	2,100	2,278	4,144	4,812
Advisory fees, related party	3,236	3,576	6,364	7,255
Impairment of real estate property	—	—	—	6,800
Interest expense	11,936	12,298	25,310	23,538
Gain on sale of real estate property	(84,449)	(12,434)	(85,640)	(12,434)
Gain on extinguishment of debt and financing commitments, net	—	—	(1,002)	—
Other (income) expenses	(168)	192	(25)	314
Net income attributable to noncontrolling interests	5,905	887	6,189	131
Net operating income	$30,669	$31,169	$65,171	$59,793
11. SUBSEQUENT EVENTS
Acquisition of Property
On July 2, 2019, we acquired our first multi-family property (“The Daley”) located in Rockville, Maryland for a purchase price of approximately $93.5 million, and on July 9, 2019, we acquired our second multi-family property (“Broadstone Winter Park”) located in Winter Park, Florida for a purchase price of approximately $84.5 million.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References to the terms “we,” “our,” or “us” refer to Black Creek Diversified Property Fund Inc. and its consolidated subsidiaries. The following discussion and analysis should be read together with our unaudited condensed consolidated financial statements and notes thereto included in this Quarterly Report on Form 10-Q.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Quarterly Report on Form 10-Q includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Such forward-looking statements relate to, without limitation, our future capital expenditures, distributions, acquisitions and dispositions (including the amount and nature thereof), other developments and trends of the real estate industry, business strategies, and the expansion and growth of our operations. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are subject to a number of assumptions, risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms. Readers are cautioned not to place undue reliance on these forward-looking statements.
Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	the impact of macroeconomic trends, such as the unemployment rate and availability of credit, which may have a negative effect on the following, among other things:

•	the fundamentals of our business, including overall market occupancy, tenant space utilization, and rental rates;

•
the financial condition of our tenants, some of which are financial, legal and other professional firms, our lenders, and institutions that hold our cash balances and short-term investments, which may expose us to increased risks of breach or default by these parties; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis;

•
general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate);

•	our ability to effectively raise and deploy proceeds from our ongoing public offerings;

•	risks associated with the demand for liquidity under our share redemption program and our ability to meet such demand;

•
risks associated with the availability and terms of debt and equity financing and the use of debt to fund acquisitions and developments, including the risk associated with interest rates impacting the cost and/or availability of financing;

•	the business opportunities that may be presented to and pursued by us, changes in laws or regulations (including changes to laws governing the taxation of real estate investment trusts (“REITs”));

•	conflicts of interest arising out of our relationships with Black Creek Diversified Property Advisors Group LLC (the “Sponsor”), the Advisor, and their affiliates;

•	changes in accounting principles, policies and guidelines applicable to REITs;

•	environmental, regulatory and/or safety requirements; and

•	the availability and cost of comprehensive insurance, including coverage for terrorist acts.
For further discussion of these and other factors, see Item 1A, “Risk Factors” in our 2018 Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

OVERVIEW
General
Black Creek Diversified Property Fund Inc. is a NAV-based perpetual life REIT that was formed on April 11, 2005, as a Maryland corporation. We are primarily focused on investing in and operating a diverse portfolio of real property. As of June 30, 2019, our real estate portfolio consisted of 47 properties, which includes six properties that are part of the DST Program (as defined below), totaling approximately 7.7 million square feet located in 18 markets throughout the U.S., with 445 tenants.
We have operated and elected to be treated as a REIT for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2006, and we intend to continue to operate in accordance with the requirements for qualification as a REIT. We utilize an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) organizational structure to hold all or substantially all of our assets through the Operating Partnership.
As a NAV-based perpetual life REIT, we intend to conduct ongoing public primary offerings of our common stock on a perpetual basis. We also intend to conduct an ongoing distribution reinvestment plan offering for our stockholders to reinvest distributions in our shares. From time to time, we intend to file new registration statements on Form S-11 with the SEC to register additional shares of common stock so that we may continuously offer shares of common stock pursuant to Rule 415 under the Securities Act. During the six months ended June 30, 2019, we raised $91.7 million of gross proceeds from the sale of common stock in our ongoing public primary offerings and $10.1 million from the sale of common stock under our distribution reinvestment plan. See “Note 5 to the Condensed Consolidated Financial Statements” for more information about our public offerings.
Additionally, we have a program to raise capital through private placement offerings by selling beneficial interests in specific Delaware statutory trusts holding real properties (the “DST Program”). These private placement offerings are exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act. We anticipate that these interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. Similar to our prior private placement offerings, we expect that the DST Program will give us the opportunity to expand and diversify our capital raise strategies by offering what we believe to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. During the six months ended June 30, 2019, we sold $90.7 million of interests related to the DST Program.
We have operated in three reportable segments: office, retail and industrial. Subsequent to June 30, 2019, we entered into the multi-family segment. Refer to “Subsequent Events” below for further detail regarding our multi-family acquisitions. The following table summarizes our real estate portfolio by segment as of June 30, 2019:

($ and square feet in thousands)	Number of Markets (1)	Number of Properties	Rentable Square Feet	% Leased	Aggregate Fair Value	% of Aggregate Fair Value
Office properties	10	12	2,581	86.8%	$897,650	46.3%
Retail properties	7	28	3,071	92.1	870,400	44.9
Industrial properties	7	7	2,057	99.6	169,550	8.8
Total real estate portfolio	18	47	7,709	92.3%	$1,937,600	100.0%

(1)
Reflects the number of unique markets by segment and in total. As such, the total number of markets does not equal the sum of the number of markets by segment as certain segments are located in the same market.

We will continue to focus our investment activities on expanding a high-quality, diversified real estate portfolio throughout the U.S. Although we generally target investments in four primary property categories (office, retail, industrial and multifamily), our charter and bylaws do not preclude us from investing in other types of commercial property, real estate debt, or real estate-related equity securities. Our near-term investment strategy is likely to prioritize new investments in the industrial and multifamily sectors due to attractive fundamental conditions. We have been focused on selling certain office and retail assets. The disposition of these properties has helped us to increase our current allocation to industrial real estate assets and liquidity to pursue new investment opportunities. However, there can be no assurance that we will be successful in this investment strategy, including with respect to any particular asset class. To a lesser extent we may invest in other types of real estate including, but not limited to, hospitality, medical offices, student housing and unimproved land. We currently do not intend to invest in these other types of real estate. Additionally, to provide diversification to our portfolio, we may continue to invest in real estate-related debt, which will generally include mortgage loans secured by real estate, mezzanine debt and other related investments. Any investments in real estate-related securities generally will focus on equity issued by public and private real estate companies and certain other securities, with the primary goal of such investments being the preservation of liquidity in support of our share redemption program.

Net Asset Value
Our board of directors, including a majority of our independent directors, has adopted valuation procedures that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. One fundamental element of the valuation process, the valuation of our real property portfolio, is managed by Altus Group U.S., Inc., an independent valuation firm (the “Independent Valuation Firm”) approved by our board of directors, including a majority of our independent directors. All parties engaged by us in the calculation of our NAV, including the Advisor, are subject to the oversight of our board of directors. As part of this process, our Advisor reviews the estimates of the values of our real property portfolio and real estate-related assets for consistency with our valuation guidelines and the overall reasonableness of the valuation conclusions, and informs our board of directors of its conclusions (as needed, but at least once per year as part of their annual review, described below). Although our Independent Valuation Firm or other pricing sources may consider any comments received from us or our Advisor to their individual valuations, the final estimated values of our real properties or certain other assets and liabilities are determined by the Independent Valuation Firm or other pricing source. Our Independent Valuation Firm is available to meet with our board of directors to review valuation information as well as our valuation guidelines and the operation and results of the valuation process generally. Our board of directors has the right to engage additional valuation firms and pricing sources to review the valuation process or valuations, if deemed appropriate. Every month our senior management team and Altus hold an NAV committee meeting to review the prior month’s adjustments to NAV and discuss any possible changes to the NAV policies and procedures which may be recommended to the board of directors. The information reviewed by this committee is summarized for the audit committee. At least once each calendar year, our board of directors, including a majority of our independent directors, reviews the appropriateness of our valuation procedures. With respect to the valuation of our properties, the Independent Valuation Firm provides the board of directors with periodic valuation reports. From time to time our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures if it (i) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (ii) otherwise reasonably believes a change is appropriate for the determination of NAV. We will publicly announce material changes to our valuation procedures or the identity or role of the Independent Valuation Firm. See Exhibit 4.4 of this Quarterly Report on Form 10-Q for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by the Independent Valuation Firm.
As used below, “Fund Interests” means our outstanding shares of common stock, along with the OP Units held by third parties, and “Aggregate Fund NAV” means the NAV of all of the Fund Interests.
The following table sets forth the components of total NAV as of June 30, 2019 and December 31, 2018:

	As of
(in thousands)	June 30, 2019	December 31, 2018
Office properties	$897,650	$1,107,500
Retail properties	870,400	862,000
Industrial properties	169,550	128,400
Total real property investments	$1,937,600	$2,097,900
Cash and other assets, net of other liabilities	(21,315)	(42,576)
Debt obligations	(840,723)	(1,004,117)
Aggregate Fund NAV	$1,075,562	$1,051,207
Total Fund Interests outstanding	147,384	141,334
The following table shows the NAV per Fund Interest as of June 30, 2019:

(in thousands, except per Fund Interest data)	Total	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class E OP Units
As of June 30, 2019
Monthly NAV	$1,075,562	$28,476	$128,367	$22,473	$295,543	$524,871	$75,832
Fund Interests outstanding	147,384	3,902	17,590	3,080	40,498	71,923	10,391
NAV Per Fund Interest	$7.30	$7.30	$7.30	$7.30	$7.30	$7.30	$7.30
When the fair value of our real estate assets is calculated for the purposes of determining our NAV per share, the calculation is done using widely accepted methodologies and, as appropriate, the GAAP principles within the FASB Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit.

Our valuation procedures, which address specifically each category of our assets and liabilities and are applied separately from the preparation of our financial statements in accordance with GAAP, involve adjustments from historical cost. There are certain factors which cause NAV to be different from net book value on a GAAP basis. Most significantly, the valuation of our real estate assets, which is the largest component of our NAV calculation, is provided to us by the Independent Valuation Firm on a monthly basis. For GAAP purposes, these assets are generally recorded at depreciated or amortized cost. In addition, we value our debt-related investments and real estate-related liabilities generally in accordance with fair value standards under GAAP. Other examples that will cause our NAV to differ from our GAAP net book value include the straight-lining of rent, which results in a receivable for GAAP purposes that is not included in the determination of our NAV. Third party appraisers may value our individual real estate assets using appraisal standards that deviate from fair value standards under GAAP. The use of such appraisal standards may cause our NAV to deviate from GAAP fair value principles. We did not develop our valuation procedures with the intention of complying with fair value concepts under GAAP and, therefore, there could be differences between our fair values and the fair values derived from the principal market or most advantageous market concepts of establishing fair value under GAAP.
Under GAAP, we record liabilities for ongoing distribution fees (i) that we currently owe the Dealer Manager under the terms of our Dealer Manager agreement and (ii) for an estimate that we may pay to the Dealer Manager in future periods for shares of our common stock. As of June 30, 2019, we estimated approximately $11.9 million of ongoing distribution fees were potentially payable to the Dealer Manager. We do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.
We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on our stockholders’ ability to redeem shares under our share redemption program, our ability to redeem shares under our share redemption program and our ability to suspend or terminate our share redemption program at any time. Our NAV generally does not consider exit costs (e.g. selling costs and commissions related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold today. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.
Our NAV is not a representation, warranty or guarantee that: (i) we would fully realize our NAV upon a sale of our assets; (ii) shares of our common stock would trade at our per share NAV on a national securities exchange; and (iii) a stockholder would be able to realize the per share NAV if such stockholder attempted to sell his or her shares to a third party.
The valuation for our real properties as of June 30, 2019 was provided by the Independent Valuation Firm in accordance with our valuation procedures and determined starting with the appraised value. The aggregate real property valuation of $1.94 billion compares to a GAAP basis of real properties (net of intangible lease liabilities and before accumulated amortization and depreciation) of $1.82 billion, representing an increase of approximately $120.0 million, or 6.6%. Certain key assumptions that were used by the Independent Valuation Firm in the discounted cash flow analysis are set forth in the following table based on weighted-averages by property type.

	Office	Retail	Industrial	Weighted-Average Basis
Exit capitalization rate	6.45%	6.41%	6.11%	6.41%
Discount rate / internal rate of return (“IRR”)	7.15%	6.93%	6.94%	7.05%
Annual market rent growth rate	3.03%	2.96%	3.00%	2.99%
Average holding period (years)	10.0	10.0	10.0	10.0
A change in the rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties:

Input	Hypothetical Change	Office	Retail	Industrial	Weighted-Average Values
Exit capitalization rate (weighted-average)	0.25% decrease	2.84%	2.44%	2.83%	2.66%
	0.25% increase	(2.63)%	(2.26)%	(2.60)%	(2.46)%
Discount rate (weighted-average)	0.25% decrease	2.07%	1.92%	1.95%	2.00%
	0.25% increase	(2.02)%	(1.88)%	(1.91)%	(1.95)%
The valuation of our debt obligations as of June 30, 2019 was in accordance with fair value standards under GAAP. The key assumption used in the discounted cash flow analysis was the market interest rate. Market interest rates relating to the underlying debt obligations are based on unobservable Level 3 inputs, which we have determined to be our best estimate of current market interest rates of similar instruments. The weighted-average market interest rate used in the June 30, 2019 valuation was 4.03%.
A change in the market interest rates used would impact the calculation of the fair value of our debt obligations. For example, assuming all other factors remain constant, a decrease in the weighted-average market interest rate of 0.25% would increase the fair value of our debt obligations by approximately 0.19%. Alternatively, assuming all other factors remain constant, an increase in the weighted-average market interest rate of 0.25% would decrease the fair value of our debt obligations by approximately 0.66%.
Our hedge instruments are valued based on market expectations of future interest rates (the “forward interest rate curve”). All else equal, an upward shift in the forward interest rate curve would increase the value of our current hedge positions, resulting in a positive impact to our NAV, and a downward shift in the forward interest rate curve would decrease the value of our current hedge positions, resulting in a negative impact to our NAV.
RESULTS OF OPERATIONS
Summary of 2019 Activities
During the six months ended June 30, 2019, we completed the following activities:

•
Our NAV decreased from $7.44 per share as of December 31, 2018 to $7.30 per share as of June 30, 2019, primarily due to the interest rate yield curve shifting since year-end, lowering the market value of our interest rate derivative instruments, as well the disposition of 655 Montgomery, whereby the contracted sales price, net of selling costs and customary closing credits and provisions, was lower than the fair value at which we were carrying the asset in accordance with our NAV calculation and valuation procedures. Consistent with our valuation procedures, certain purchase price adjustments and one-time transaction costs related to this disposition were recognized in our NAV calculation upon the transaction becoming probable. The gross sales price of 655 Montgomery was approximately $191.5 million, before selling costs and customary closing credits and provisions. As of the date of closing, our aggregate cost basis (before accumulated amortization and depreciation) in 655 Montgomery was approximately $135.2 million. The timing of valuation changes recorded in our NAV will not necessarily correlate with the changes recorded on our condensed consolidated financial statements prepared pursuant to GAAP.

•
We acquired two industrial properties comprising 0.5 million square feet for an aggregate purchase price of approximately $39.1 million. Additionally, subsequent to June 30, 2019, we acquired our first two multi-family properties. Refer to “Subsequent Events” below for additional information.

•
We sold two office properties and two outparcels for net proceeds of approximately $129.0 million, which is net of the secured debt repayment described below. We recorded a net gain on sale of approximately $85.6 million.

•	In conjunction with the disposition of 655 Montgomery, we repaid approximately $83.1 million of floating-rate secured debt that would have matured in September 2020.

•
In January 2019, we amended and restated our existing senior unsecured credit agreements, aggregating $875.0 million, by entering into a $450.0 million line of credit and $525.0 million under our two term loans, for an aggregate $975.0 million of commitments.

•
We decreased our leverage ratio from 47.7% as of December 31, 2018, to 43.4% as of June 30, 2019. Our leverage ratio for reporting purposes is calculated as the outstanding principal balance of our property-level and corporate-level debt divided by the fair value of our real property and debt-related investments (determined in accordance with our valuation procedures).

•
We leased approximately 719,000 square feet, which included 233,000 square feet of new leases and 486,000 square feet of renewals. This leasing activity contributed to the increase in our real estate portfolio’s leased percentage from 90.6% as of December 31, 2018 to 92.3% as of June 30, 2019.

•	We redeemed 7.6 million shares of common stock at a weighted-average purchase price of $7.37 per share for an aggregate amount of $56.0 million.

Results for the Three and Six Months Ended June 30, 2019 Compared to the Same Periods in 2018
The following table summarizes our results of operations for the three and six months ended June 30, 2019, as compared to the same periods in 2018. We evaluate the performance of consolidated operating properties we own and manage using a same store analysis because the population of properties in this analysis is consistent from period to period, thereby eliminating the effects of any material changes in the composition of the aggregate portfolio on performance measures. We have defined the same store portfolio to include consolidated operating properties owned for the entirety of both the current and prior reporting periods for which the operations had been stabilized. Other operating properties not meeting the same store criteria are reflected in the non-same store portfolio. The same store operating portfolio for the three month periods presented below reflect properties owned as of April 1, 2018 and for the six month periods presented below reflect properties owned as of January 1, 2018. Both same store operating portfolios for the three and six month periods presented below include 43 properties totaling approximately 6.7 million square feet, which represented 87.2% of total rentable square feet as of June 30, 2019.

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
($ in thousands, except per square foot data)	2019	2018	$	%	2019	2018	$	%
Rental revenues:
Same store properties	$41,469	$41,079	$390	0.9%	$86,062	$80,659	$5,403	6.7%
Non-same store properties	3,416	5,383	(1,967)	(36.5)	9,394	10,257	(863)	(8.4)
Total rental revenues	44,885	46,462	(1,577)	(3.4)	95,456	90,916	4,540	5.0
Rental expenses:
Same store properties	(12,928)	(12,586)	(342)	(2.7)	(26,393)	(25,919)	(474)	(1.8)
Non-same store properties	(1,288)	(2,707)	1,419	52.4	(3,892)	(5,204)	1,312	25.2
Total rental expenses	(14,216)	(15,293)	1,077	7.0	(30,285)	(31,123)	838	2.7
Net operating income:
Same store properties	28,541	28,493	48	0.2	59,669	54,740	4,929	9.0
Non-same store properties	2,128	2,676	(548)	(20.5)	5,502	5,053	449	8.9
Total net operating income	30,669	31,169	(500)	(1.6)	65,171	59,793	5,378	9.0
Other income and (expenses):
Debt-related income	35	171	(136)	(79.5)	158	344	(186)	(54.1)
Real estate-related depreciation and amortization	(14,745)	(14,428)	(317)	(2.2)	(28,988)	(28,241)	(747)	(2.6)
General and administrative expenses	(2,100)	(2,278)	178	7.8	(4,144)	(4,812)	668	13.9
Advisory fees, related party	(3,236)	(3,576)	340	9.5	(6,364)	(7,255)	891	12.3
Impairment of real estate property	—	—	—	—	—	(6,800)	6,800	100.0
Interest expense	(11,936)	(12,298)	362	2.9	(25,310)	(23,538)	(1,772)	(7.5)
Gain on sale of real estate property	84,449	12,434	72,015	NM	85,640	12,434	73,206	NM
Gain on extinguishment of debt and financing commitments, net	—	—	—	—	1,002	—	1,002	—
Other incomes (expenses)	168	(192)	360	NM	25	(314)	339	NM
Total other income and (expenses)	52,635	(20,167)	72,802	NM	22,019	(58,182)	80,201	NM
Net income	83,304	11,002	72,302	NM	87,190	1,611	85,579	NM
Net income attributable to noncontrolling interests	(5,905)	(887)	(5,018)	NM	(6,189)	(131)	(6,058)	NM
Net income attributable to common stockholders	$77,399	$10,115	$67,284	NM	$81,001	$1,480	$79,521	NM
Same store supplemental data:
Same store average percentage leased	91.0%	90.9%			90.6%	90.7%
Same store average annualized base rent per square foot	$19.73	$18.87			$19.94	$18.63

NM = Not meaningful
Rental Revenues. Rental revenues are comprised of rental income, straight-line rent, and amortization of above- and below-market lease assets and liabilities. Total rental revenues decreased by $1.6 million for the three months ended June 30, 2019, as compared to the same period in 2018, primarily due to a decrease in non-same store portfolio rental revenues as a result of nine dispositions since January 1, 2018, which was partially offset by four acquisitions since that same date.
Total rental revenues grew by $4.5 million for the six months ended June 30, 2019, as compared to the same period in 2018, primarily due to an increase in same store portfolio rental revenues that was driven by two lease terminations that resulted in a $4.8 million increase in rental revenues for the six months ended June 30, 2019. The lease terminations were comprised of: (i) $14.0 million of consideration received in June 2018 at our Campus Road Office Center property, which was amortized into rental revenues on a straight-line basis through April 2019; and (ii) $1.2 million of consideration received in November 2018 at our Venture Corporate Center office property, which was amortized in to rental revenues on a straight-line basis through May 2019. The growth in total rental revenues was partially offset by a decrease in non-same store portfolio rental revenues as a result of our disposition activity, partially offset by our acquisition activity, as described above.
The following table presents the components of our consolidated rental revenues:

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
(in thousands)	2019	2018	$	%	2019	2018	$	%
Rental income	$40,185	$41,359	$(1,174)	(2.8)%	$84,771	$81,074	$3,697	4.6%
Straight-line rent	2,726	3,086	(360)	(11.7)	6,908	5,448	1,460	26.8
Amortization of above- and below-market intangibles	917	932	(15)	(1.6)	1,628	1,999	(371)	(18.6)
Other	1,057	1,085	(28)	(2.6)	2,149	2,395	(246)	(10.3)
Total rental revenues	$44,885	$46,462	$(1,577)	(3.4)%	$95,456	$90,916	$4,540	5.0%
Rental Expenses. Rental expenses include certain property operating expenses typically reimbursed by our tenants, such as real estate taxes, property insurance, property management fees, repair and maintenance, and include certain non-recoverable expenses, such as consulting services and roof repairs. Total rental expenses decreased by $1.1 million and $0.8 million for the three and six months ended June 30, 2019, as compared to the same periods in 2018, primarily due to a decrease in non-same store rental expenses as a result of our disposition activity since January 1, 2018, which was partially offset by our acquisition activity, as described above.
The following table presents the various components of our rental expenses:

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
(in thousands)	2019	2018	$	%	2019	2018	$	%
Real estate taxes	$5,756	$6,360	$(604)	(9.5)%	$11,843	$12,489	$(646)	(5.2)%
Repairs and maintenance	4,490	4,629	(139)	(3.0)	9,634	9,794	(160)	(1.6)
Utilities	1,349	1,562	(213)	(13.6)	3,198	3,318	(120)	(3.6)
Property management fees	1,059	1,118	(59)	(5.3)	2,131	2,127	4	0.2
Insurance	321	331	(10)	(3.0)	672	661	11	1.7
Other	1,241	1,293	(52)	(4.0)	2,807	2,734	73	2.7
Total rental expenses	$14,216	$15,293	$(1,077)	(7.0)%	$30,285	$31,123	$(838)	(2.7)%
Other Income and Expenses. The net amount of other income increased by $72.8 million for the three months ended June 30, 2019, as compared to the same period in 2018, primarily as a result of an increase in gain recorded on the sale of real estate property of $72.0 million due to the sale of 655 Montgomery and Rialto office properties in 2019.
The net amount of other income increased by $80.2 million for the six months ended June 30, 2019, as compared to the same period in 2018, primarily due to: (i) an increase in gain recorded on the sale of real estate property of $73.2 million due to the sale of 655 Montgomery and Rialto office properties in 2019; (ii) no impairments recorded in 2019 as compared to $6.8 million recorded in 2018; and (iii) a net gain on extinguishment of debt and financing commitments of $1.0 million recorded in 2019. These drivers were partially offset by an increase in interest expense of $1.8 million that was primarily attributable to higher interest rates associated with our variable-rate debt and higher interest expense on financing obligations associated with an increase in the sale of interests related to our DST Program.

Segment Summary for the Three and Six Months Ended June 30, 2019 Compared to the Same Periods in 2018
Our segments are based on our internal reporting of operating results used to assess performance based on the type of our properties. Our markets are aggregated into three reportable segments: office, retail and industrial. These segments are comprised of the markets by which management and its operating teams conduct and monitor business. See “Note 10 to the Condensed Consolidated Financial Statements” for further information on our segments. Management considers rental revenues and net operating income (“NOI”) aggregated by segment to be the appropriate way to analyze performance. See “Additional Measures of Performance” below for detail regarding the use of NOI. The following table summarizes certain operating trends in our consolidated properties by segment:

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
($ in thousands, except per square foot data)	2019	2018	$	%	2019	2018	$	%
Rental revenues:
Office	$22,561	$21,761	$800	3.7%	$47,690	$41,722	$5,968	14.3%
Retail	17,465	17,836	(371)	(2.1)	35,462	36,024	(562)	(1.6)
Industrial	1,443	1,482	(39)	(2.6)	2,910	2,913	(3)	(0.1)
Total same store rental revenues	41,469	41,079	390	0.9	86,062	80,659	5,403	6.7
Non-same store properties	3,416	5,383	(1,967)	(36.5)	9,394	10,257	(863)	(8.4)
Total rental revenues	$44,885	$46,462	$(1,577)	(3.4)%	$95,456	$90,916	$4,540	5.0%
NOI:
Office	$13,942	$13,321	$621	4.7%	$30,313	$24,572	$5,741	23.4%
Retail	13,332	13,905	(573)	(4.1)	26,780	27,685	(905)	(3.3)
Industrial	1,267	1,267	—	—	2,576	2,483	93	3.7
Total same store NOI	28,541	28,493	48	0.2	59,669	54,740	4,929	9.0
Non-same store properties	2,128	2,676	(548)	(20.5)	5,502	5,053	449	8.9
Total NOI	$30,669	$31,169	$(500)	(1.6)%	$65,171	$59,793	$5,378	9.0%
Same store average percentage leased:
Office	85.9%	81.7%			84.6%	81.6%
Retail	92.1	95.5			92.4	95.0
Industrial	100.0	100.0			100.0	100.0
Same store average annualized base rent per square foot:
Office	$29.03	$27.00			$29.34	$26.57
Retail	18.38	18.27			18.49	18.08
Industrial	4.63	4.51			4.62	4.50
Office Segment. For the three months ended June 30, 2019, our office segment same store NOI increased $0.6 million as compared to the same period in 2018. This growth was driven by an increase in percentage leased primarily at our Park Place and 3 Second Street properties, which was partially offset by an increase in operating expenses at Park Place. For the six months ended June 30, 2019, our office segment same store NOI increased $5.7 million as compared to the same period in 2018, primarily as a result of the lease terminations described above at our Campus Road Office Center property and our Venture Corporate Center property; an increase in average percentage leased at our Park Place and 3 Second Street properties; and a reduction in real estate tax and operating expense at one of our office properties, which was partially offset by an increase in real estate tax at certain of our properties.
Retail Segment. For the three months ended June 30, 2019, our retail segment same store NOI decreased $0.6 million as compared to the same period in 2018, primarily due to a decrease in average percentage leased in our retail segment same store portfolio that was driven by vacancy at our Durgin Square and Braintree properties. For the six months ended June 30, 2019, our retail segment same store NOI decreased $0.9 million as compared to the same period in 2018, primarily due to a decrease in average percentage leased in our retail segment same store portfolio that was driven by vacancy at our Durgin Square and Braintree properties; an early termination fee received at our Manomet property during the first quarter of 2018; and an increase in real estate tax and utilities at certain of our retail properties.
Industrial Segment. Our industrial segment same store NOI remained relatively constant between the periods under comparison.

ADDITIONAL MEASURES OF PERFORMANCE
Net Income and NOI
We define NOI as GAAP rental revenues less GAAP rental expenses. We consider NOI to be an appropriate supplemental performance measure and believe NOI provides useful information to our investors regarding our financial condition and results of operations because NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the properties, such as real estate-related depreciation and amortization, general and administrative expenses, advisory fees, impairment charges, interest expense, gains on sale of properties, other income and expense, gains and losses on the extinguishment of debt and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance since it excludes such items, which could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance. Refer to “Results of Operations—Results for the Three and Six Months Ended June 30, 2019 Compared to the Same Periods in 2018” above for a reconciliation of our GAAP net (loss) income to NOI for the three and six months ended June 30, 2019 and 2018.
Funds From Operations (“FFO”)
We believe that FFO, in addition to net income (loss) and cash flows from operating activities as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our consolidated operating performance. However, this supplemental, non-GAAP measure should not be considered as an alternative to net income (loss) or to cash flows from operating activities as an indication of our performance and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. In addition, other REITs may define FFO and similar measures differently and choose to treat potentially other accounting line items in a manner different from us due to specific differences in investment and operating strategy or for other reasons.
FFO. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. By excluding gains or losses on the sale of assets, we believe FFO provides a helpful additional measure of our consolidated operating performance on a comparative basis. We use FFO as an indication of our consolidated operating performance and as a guide to making decisions about future investments.
The following unaudited table presents a reconciliation of GAAP net income to NAREIT FFO:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2019	2018	2019	2018
GAAP net income attributable to common stockholders	$77,399	$10,115	$81,001	$1,480
GAAP net income per common share—basic and diluted	$0.57	$0.08	$0.60	$0.01
Reconciliation of GAAP net income to NAREIT FFO:
GAAP net income attributable to common stockholders	$77,399	$10,115	$81,001	$1,480
Real estate-related depreciation and amortization	14,745	14,428	28,988	28,241
Impairment of real estate property	—	—	—	6,800
Gain on sale of real estate property	(84,449)	(12,434)	(85,640)	(12,434)
Noncontrolling interests’ share of net income	5,905	887	6,189	131
Noncontrolling interests’ share of NAREIT FFO	(964)	(1,047)	(2,203)	(1,953)
NAREIT FFO attributable to common stockholders—basic	12,636	11,949	28,335	22,265
NAREIT FFO attributable to OP Units	964	1,044	2,203	1,948
NAREIT FFO	$13,600	$12,993	$30,538	$24,213
Weighted-average shares outstanding—basic	136,661	127,362	134,765	128,149
Weighted-average shares outstanding—diluted	147,087	138,485	145,219	139,337
NAREIT FFO per common share—basic and diluted	$0.09	$0.09	$0.21	$0.17

LIQUIDITY AND CAPITAL RESOURCES
Liquidity
Our primary sources of capital for meeting our cash requirements include debt financings, cash generated from operating activities, net proceeds from our public offerings, and asset sales. Our principal uses of funds are distributions to our stockholders, payments under our debt obligations, redemption payments, acquisition of properties and other investments, and capital expenditures. Over time, we intend to fund a majority of our cash needs, including the repayment of debt and capital expenditures, from operating cash flows and refinancings. As of June 30, 2019, we had approximately $129.7 million of borrowings maturing in the next 12 months. Of this amount, $127.0 million relates to a mortgage note secured by our 3 Second Street office property, which may be extended pursuant to two one-year extension options, subject to certain conditions. We expect to be able to repay our principal obligations over the next 12 months from operating cash flows and through refinancings.
The Advisor, subject to the oversight of our board of directors and, under certain circumstances, the investment committee or other committees established by our board of directors, will evaluate potential acquisitions or dispositions and will engage in negotiations with buyers, sellers and lenders on our behalf. Pending investment in property, debt, or other investments, we may decide to temporarily invest any unused proceeds from our public offerings in certain investments that are expected to yield lower returns than those earned on real estate assets. These lower returns may affect our ability to make distributions to our stockholders. Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from our public offerings, proceeds from the sale of assets, and undistributed funds from operations.
We believe that our cash on-hand, anticipated net offering proceeds, proceeds from our line of credit, and other financing and disposition activities should be sufficient to meet our anticipated future acquisition, operating, debt service, distribution and redemption requirements.
Cash Flows. The following table summarizes our cash flows for the following periods:

	For the Six Months Ended June 30,
(in thousands)	2019	2018	$ Change
Total cash provided by (used in):
Operating activities	$20,443	$38,016	$(17,573)
Investing activities	65,785	11,123	54,662
Financing activities	22,465	(48,116)	70,581
Net increase in cash, cash equivalents and restricted cash	$108,693	$1,023	$107,670
Net cash provided by operating activities decreased by approximately $17.6 million for the six months ended June 30, 2019, compared to the same period in 2018, primarily as a result of a lease termination payment received at our Campus Road Office Center property during the six months ended June 30, 2018, as well as a decrease in working capital including payment to the Advisor of the 2018 performance-based fee in 2019. There was no performance-based fee earned in 2017 that would have been paid in 2018. This was partially offset by an increase in property operations.
Net cash provided by investing activities increased by approximately $54.7 million for the six months ended June 30, 2019, compared to the same period in 2018, primarily due to proceeds received from the sale of two office properties and two outparcels in 2019, which was partially offset by increased capital expenditures for leasing and building improvements.
Net cash used in financing activities for the six months ended June 30, 2018 of $48.1 million increased by approximately $70.6 million to net cash provided by financing activities for the six months ended June 30, 2019 of $22.5 million. The change was primarily attributable to an increase in net offering activity from our DST Program and public offering, as well as a decrease in redemptions. These drivers were partially offset by a decrease in our net borrowing activity. The decrease in our borrowing activity was driven by repayment of a portion of our line of credit and repayment in full of mortgage notes that was partially offset by proceeds from additional borrowing under our term loan.

Capital Resources and Uses of Liquidity
In addition to our cash and cash equivalents balances available, our capital resources and uses of liquidity are as follows:
Line of Credit and Term Loans. As of June 30, 2019, we had an aggregate of $975.0 million of commitments under our credit agreements, including $450.0 million under our line of credit and $525.0 million under our two term loans. As of that date, we had: (i) approximately $50.0 million outstanding under our line of credit with a weighted-average effective interest rate of 3.90%; and (ii) $525.0 million outstanding under our term loans with a weighted-average effective interest rate of 3.45%, which were effectively fixed through the use of interest rate swaps.
The unused and available portions under our line of credit were $400.0 million and $252.3 million, respectively. Our $450.0 million line of credit matures in January 2023, and may be extended pursuant to two six-month extension options, subject to certain conditions, including the payment of an extension fee. Our $325.0 million term loan matures in January 2024, with no extension option available. Our $200.0 million term loan matures in February 2022, and may be extended pursuant to two one-year extension options, subject to certain conditions, including the payment of an extension fee. Our line of credit borrowings are available for general corporate purposes, including but not limited to the refinancing of other debt, payment of redemptions, acquisition and operation of permitted investments. Refer to “Note 3 to the Condensed Consolidated Financial Statements” for additional information regarding our line of credit and term loans.
LIBOR is expected to be discontinued after 2021. As of June 30, 2019, our line of credit, term loans and a $51.6 million mortgage note are our only indebtedness with maturity dates beyond 2021 that has exposure to LIBOR. The agreements governing the line of credit and term loans provide procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2021 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.
Mortgage Notes. As of June 30, 2019, we had property-level borrowings of approximately $267.2 million outstanding with a weighted-average remaining term of approximately 3.1 years. These borrowings are secured by mortgages or deeds of trust and related assignments and security interests in the collateralized properties, and had a weighted-average interest rate of 4.14%, which includes the effects of interest rate swap agreements related to a $51.6 million variable-rate mortgage note. Refer to “Note 3 to the Condensed Consolidated Financial Statements” for additional information regarding the mortgage notes.
Debt Covenants. Our line of credit, term loan and mortgage note agreements contain various property-level covenants, including customary affirmative and negative covenants. In addition, our line of credit and term loan agreements contain certain corporate level financial covenants, including leverage ratio, fixed charge coverage ratio, and tangible net worth thresholds. These covenants may limit our ability to incur additional debt, or to pay distributions. We were in compliance with our debt covenants as of June 30, 2019.
Offering Proceeds. For the six months ended June 30, 2019, the amount of aggregate gross proceeds raised from our public offerings (including shares issued pursuant to the distribution reinvestment plan) was $101.8 million ($93.6 million net of direct selling costs).
Distributions. To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. The payment of distributions is determined by our board of directors and may be adjusted at its discretion at any time. Distribution levels are set by our board of directors at a level it believes to be appropriate and sustainable based upon a review of a variety of factors including the current and anticipated market conditions, current and anticipated future performance and make-up of our investments, our overall financial projections and expected future cash needs. We intend to continue to make distributions on a monthly basis.

 The following table outlines sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan) for the periods indicated below:

	Amount						Source of Distributions				Total Cash Flows from Operating Activities
(in thousands, except per share data)	Declared per Common Share (1)	Paid in Cash (2)		Reinvested in Shares		Total Distributions	Cash Flows from Operating Activities		Borrowings
2019
March 31	$0.09375	$8,442	62.8%	$4,997	37.2%	$13,439	$5,624	41.8%	$7,815	58.2%	$5,624
June 30	0.09375	8,615	62.5	5,180	37.5	13,795	13,795	100.0	—	—	14,819
Total	$0.18750	$17,057	62.6%	$10,177	37.4%	$27,234	$19,419	71.3%	$7,815	28.7%	$20,443
2018
March 31	$0.09375	$8,367	63.6%	$4,789	36.4%	$13,156	$9,282	70.6%	$3,874	29.4%	$9,282
June 30	0.09375	8,358	64.0	4,710	36.0	13,068	13,068	100.0	—	—	28,734
September 30	0.09375	8,331	63.7	4,738	36.3	13,069	13,069	100.0	—	—	14,563
December 31	0.09375	8,382	63.5	4,814	36.5	13,196	13,196	100.0	—	—	14,937
Total	$0.37500	$33,438	63.7%	$19,051	36.3%	$52,489	$48,615	92.6%	$3,874	7.4%	$67,516

(1)
Amount reflects the total quarterly distribution rate, subject to adjustment for class-specific fees. Distributions were declared and paid as of monthly record dates. These monthly distributions have been aggregated and presented on a quarterly basis.

(2)
Includes other cash distributions consisting of: (i) distributions paid to OP Unit holders; (ii) regular distributions made to our former joint venture partners; and (iii) ongoing distribution fees paid to the Dealer Manager with respect to Class T, Class S and Class D shares.

For the three months ended June 30, 2019 and 2018, our FFO was $13.6 million, or 98.6% of our total distributions, and $13.0 million, or 99.4% of our total distributions, respectively. For the six months ended June 30, 2019 and 2018, our FFO was $30.5 million, or 112.1% of our total distributions, and $24.2 million, or 92.3% of our total distributions, respectively. FFO is a non-GAAP operating metric and should not be used as a liquidity measure. However, management believes the relationship between FFO and distributions may be meaningful for investors to better understand the sustainability of our operating performance compared to distributions made. Refer to “Additional Measures of Performance” above for the definition of FFO, as well as a detailed reconciliation of our GAAP net income to FFO.
Redemptions. Below is a summary of redemptions and repurchases pursuant to our share redemption program for the six months ended June 30, 2019 and 2018. Our board of directors may modify, suspend or terminate our current share redemption programs if it deems such action to be in the best interest of our stockholders. Refer to Part II, Item 2. “Unregistered Sales of Equity Securities and Use of Proceeds—Share Redemption Program” for detail regarding our share redemption program.

	For the Six Months Ended June 30,
(in thousands, except for per share data)	2019	2018
Number of shares requested for redemption or repurchase	7,593	13,670
Number of shares redeemed or repurchased	7,593	13,670
% of shares requested that were redeemed or repurchased	100.0%	100.0%
Average redemption or repurchase price per share	$7.37	$7.45
We funded these redemptions from borrowings under our revolving line of credit. We generally repay funds borrowed from our revolving line of credit from a variety of sources including: operating cash flows in excess of our distributions, proceeds from our public offerings, proceeds from the disposition of properties, and other longer-term borrowings.
SUBSEQUENT EVENTS
Acquisition of Property
On July 2, 2019, we acquired our first multi-family property (“Daley”) located in Rockville, Maryland for a purchase price of approximately $93.5 million, and on July 9, 2019, we acquired another multi-family property (“Broadstone”) located in Winter Park, Florida for a purchase price of approximately $84.5 million.

CONTRACTUAL OBLIGATIONS
A summary of future obligations as of December 31, 2018 was disclosed in our 2018 Form 10-K. Except as otherwise disclosed in “Note 3 to the Condensed Consolidated Financial Statements” relating to our debt obligations, there were no material changes outside the ordinary course of business.
OFF-BALANCE SHEET ARRANGEMENTS
As of June 30, 2019, we had no material off-balance sheet arrangements that have or are reasonably likely to have a material effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.
CRITICAL ACCOUNTING ESTIMATES
Our unaudited condensed consolidated financial statements have been prepared in accordance with GAAP and in conjunction with the rules and regulations of the SEC. The preparation of our unaudited condensed consolidated financial statements requires significant management judgments, assumptions, and estimates about matters that are inherently uncertain. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our condensed consolidated financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. For a detailed description of our critical accounting estimates, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2018 Form 10-K. As of June 30, 2019, our critical accounting estimates have not changed from those described in our 2018 Form 10-K.
ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Interest Rate Risk
We are exposed to the impact of interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows, and optimize overall borrowing costs. To achieve these objectives, we plan to borrow on a fixed interest rate basis for longer-term debt and utilize interest rate swap agreements on certain variable interest rate debt in order to limit the effects of changes in interest rates on our results of operations. As of June 30, 2019, our debt instruments consisted of borrowings under our line of credit, term loans, and mortgage notes.
Fixed Interest Rate Debt. As of June 30, 2019, our fixed interest rate debt consisted of $140.2 million under our mortgage notes, which included a $51.6 million variable-rate mortgage note that we effectively fixed through the use of an interest rate swap until the designated cash flow hedge expires in July 2021; and $350.0 million of borrowings under our term loans that were effectively fixed through the use of interest rate swaps. In total, our fixed interest rate debt represented 58.2% of our total consolidated debt as of June 30, 2019. Interest rate fluctuations will generally not affect our future earnings or cash flows on our fixed interest rate debt unless such instruments mature or are otherwise terminated. However, interest rate changes could affect the fair value of our fixed interest rate debt. As of June 30, 2019, the fair value and the carrying value of our fixed interest rate debt was $488.7 million and $490.2 million, respectively. The fair value estimate of our fixed interest rate debt was estimated using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated on June 30, 2019. Given we generally expect to hold our fixed interest rate debt instruments to maturity or when they otherwise open up for prepayment at par, and the amounts due under such debt instruments should be limited to the outstanding principal balance and any accrued and unpaid interest at such time, we do not expect that the resulting change in fair value of our fixed interest rate debt instruments due to market fluctuations in interest rates, would have a significant impact on our operating cash flows.
Variable Interest Rate Debt. As of June 30, 2019, our consolidated variable interest rate debt consisted of $50.0 million of borrowings under our line of credit, $175.0 million of borrowings under our term loans and $127.0 million under our mortgage notes, which represented 41.8% of our total consolidated debt. Interest rate changes on our variable-rate debt could impact our future earnings and cash flows, but would not necessarily affect the fair value of such debt. As of June 30, 2019, we were exposed to market risks related to fluctuations in interest rates on $352.0 million of consolidated borrowings. A hypothetical 10% change in the average interest rate on the outstanding balance of our variable interest rate debt as of June 30, 2019, would change our annual interest expense by approximately $0.8 million.
Derivative Instruments. As of June 30, 2019, we had 17 outstanding derivative instruments with a total notional amount of $858.8 million. These derivative instruments were comprised of interest rate swaps and interest rate caps that were designed to mitigate the risk of future interest rate increases by either providing a fixed interest rate or capping the variable interest rate for a limited, pre-determined period of time. See “Note 3 to the Condensed Consolidated Financial Statements” for further detail on our derivative instruments. We are exposed to credit risk of the counterparty to our interest rate cap and swap agreements in the event of non-performance under the terms of the agreements. If we were not able to replace these caps or swaps in the event of non-performance by the counterparty, we would be subject to variability of the interest rate on the amount outstanding under our debt that is fixed or capped through the use of the swaps or caps, respectively.
ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
Under the direction of our Chief Executive Officer and Chief Financial Officer, we evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of June 30, 2019. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of June 30, 2019, our disclosure controls and procedures were effective.
Internal Control Over Financial Reporting
There have not been any changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the three months ended June 30, 2019 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
PART II. OTHER INFORMATION
ITEM 1A. RISK FACTORS
In addition to the other information set forth in this report, you should carefully consider the risk factors discussed in Part I, Item 1A, “Risk Factors” of our 2018 Form 10-K, which could materially affect our business, financial condition, and/or future results. The risks described in our 2018 Form 10-K are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, and/or operating results.
With the exception of the risk factors set forth below, which updates the risk factors disclosed in our 2018 Form 10-K, there have been no material changes to the risk factors disclosed in our 2018 Form 10-K.
We will compete with entities sponsored or advised by affiliates of the Sponsor, for whom affiliates of the Sponsor provide certain advisory or management services, for opportunities to acquire, lease, finance or sell investments, and for customers, which may have an adverse impact on our operations.
We will compete with entities sponsored or advised by affiliates of the Sponsor, whether existing or created in the future, as well as entities for whom affiliates of the Sponsor provide certain advisory or management services, for opportunities to acquire, lease, finance or sell certain types of properties. We may also buy, lease, finance or sell properties at the same time as these entities are buying, leasing, financing or selling properties. In this regard, there is a risk that we will purchase a property that provides lower returns to us than a property purchased by entities sponsored or advised by affiliates of the Sponsor and entities for whom affiliates of the Sponsor provide certain advisory or management services.
Certain entities sponsored or advised by affiliates of the Sponsor own and/or manage properties in geographical areas in which we expect to own properties. Therefore, our properties may compete for customers with other properties owned and/or managed by these entities. The Advisor may face conflicts of interest when evaluating customer leasing opportunities for our properties and other properties owned and/or managed by these entities and these conflicts of interest may have a negative impact on our ability to attract and retain customers. The Sponsor and the Advisor have implemented lease allocation guidelines to assist with the process of the allocation of leases when we and certain other entities to which affiliates of the Advisor are providing certain advisory services have potentially competing properties with respect to a particular customer. Pursuant to the lease allocation guidelines, if we have an opportunity to bid on a lease with a prospective customer and one or more of these other entities has a potentially competing property, then, under certain circumstances, we may not be permitted to bid on the opportunity and in other circumstances, we and the other entities will be permitted to participate in the bidding process. The lease allocation guidelines are overseen by a joint management committee consisting of our management committee and certain other management representatives associated with other entities to which affiliates of the Advisor are providing similar services.
Because affiliates of the Sponsor and the Advisor currently sponsor and in the future may advise other investment vehicles (each, an “Investment Vehicle”) with overlapping investment objectives, strategies and criteria, potential conflicts of interest may arise with respect to industrial real estate investment opportunities (“Industrial Investments”). In order to manage this potential conflict of interest, in allocating Industrial Investments among the Investment Vehicles, the Sponsor follows an allocation policy (the “Allocation Policy”) which currently provides that if the Sponsor or one of its affiliates is awarded and controls an Industrial Investment that is suitable for more than one Investment Vehicle, based upon various Allocation Factors (as defined below), including without limitation availability of capital, portfolio objectives, diversification goals, target investment markets, return requirements, investment timing and the Investment Vehicle’s applicable approval discretion and timing, then the Industrial Investment will be allocated to Investment Vehicles on a rotational basis and will be offered to the Investment Vehicle at the top of the rotation list (that is, the Investment Vehicle that has gone the longest without being allocated an Industrial Investment). If an Investment Vehicle on the list declines the Industrial Investment, it will be rotated to the bottom of the rotation list. Exceptions may be made to the Allocation Policy for (x) transactions necessary to accommodate an exchange pursuant to Section 1031 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or (y) characteristics of a particular Industrial Investment or Investment Vehicle, such as adjacency to an existing asset, legal, regulatory or tax concerns or benefits, portfolio balancing or other Allocation Factors, which make the Industrial Investment more advantageous to one of the Investment Vehicles. In addition, the Sponsor may from time to time specify that it will not seek new allocations for more than one Investment Vehicle until certain minimum allocation levels are reached. “Allocation Factors” are those allocation factors that the Sponsor maintains and updates from time to time based on review by the Sponsor’s Head of Real Estate.
The Sponsor may from time to time grant to certain Investment Vehicles certain exclusivity, rotation or other priority (each, a “Special Priority”) with respect to Industrial Investments or other investment opportunities. Current existing Special Priorities has been granted to: (i) Build-to-Core Industrial Partnership III LLC (“BTC III”), pursuant to which BTC III will be presented one out of every three qualifying development Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as capital commitments thereunder have been fully committed; (ii) Black Creek Industrial Fund LP (“BCIF”) pursuant to which BCIF will be presented one out of every three potential development Industrial Investments, one out of every five potential value-add Industrial Investments, and one out of every three potential core Industrial Investments (subject to terms and conditions of the BCIF partnership agreement) until such time as capital commitments accepted by BCIF on or prior to March 31, 2020 have been called or committed; and (iii) the BTC II Partnership pursuant to which the BTC II Partnership will be presented one out of every three qualifying development Industrial Investments (subject to terms and conditions of the BTC II Partnership agreement) until such time as capital commitments thereunder have been fully committed. The Sponsor or its affiliates may grant additional Special Priorities in the future and from time to time. In addition, to the extent that a potential conflict of interest arises with respect to an investment opportunity other than an Industrial Investment, the Sponsor currently expects to manage the potential conflict of interest by allocating the investment in accordance with the principles of the Allocation Policy the Sponsor follows with respect to Industrial Investments.
The Sponsor may modify its overall allocation policies from time to time. Any changes to the Sponsor’s allocation policies will be timely reported to our Conflicts Resolution Committee. The Advisor will be required to provide information to our board of directors on a quarterly basis to enable our board of directors, including the independent directors, to determine whether such policies are being fairly applied.
Risks related to variable-rate indebtedness could increase the amount of our debt payments and therefore negatively impact our operating results.
Our debt may be subject to the fluctuation of market interest rates such as the London Interbank Offered Rate, or “LIBOR”, Prime rate, and other benchmark rates. Should such interest rates increase, our debt payments may also increase, reducing cash available for distributions. Furthermore, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments. Additionally, as it relates to any real estate assets that we may own, an increase in interest rates may negatively impact activity in the consumer market and reduce consumer purchases, which could adversely affect us.
Furthermore, U.S. and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, stated that it is the FCA’s intention that it will no longer be necessary to persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such statement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. As a result, it is possible that LIBOR will be discontinued or modified by 2021.
At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR or other benchmarks. The use of alternative reference rates or other reforms could cause the interest rates for our floating rate indebtedness to be materially higher than expected.
ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
Share Redemption Program
While stockholders may request on a monthly basis that we redeem all or any portion of their shares pursuant to our share redemption program, we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month, in our discretion. In addition, our ability to fulfill redemption requests is subject to a number of limitations. As a result, share redemptions may not be available each month. Under our share redemption program, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the last calendar day of that month (each such date, a “Redemption Date”). Shares redeemed on the Redemption Date remain outstanding on the Redemption Date and are no longer outstanding on the day following the Redemption Date. Redemptions will be made at the transaction price in effect on the Redemption Date, except that shares that have not been outstanding for at least one year will be redeemed at 95% of the transaction price (an “Early Redemption Deduction”). The Early Redemption Deduction may be waived in certain circumstances including: (i) in the case of redemption requests arising from the death or qualified disability of the holder; (ii) in the event that a stockholder’s shares are redeemed because the stockholder has failed to maintain the $2,000 minimum account balance or (iii) with respect to shares purchased through our distribution reinvestment plan. To have his or her shares redeemed, a stockholder’s redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. An investor may withdraw its redemption request by notifying the transfer agent before 4:00 p.m. (Eastern time) on the last business day of the applicable month.
The total amount of aggregate redemptions of Class T, Class S, Class D, Class I and Class E shares (based on the price at which the shares are redeemed) will be limited during each calendar month to 2% of the aggregate NAV of all classes as of the last calendar day of the previous quarter and in each calendar quarter will be limited to 5% of the aggregate NAV of all classes of shares as of the last calendar day of the previous calendar quarter; provided, however, that every month and quarter each class of our common stock will be allocated capacity within such aggregate limit to allow stockholders in such class to either (a) redeem shares (based on the price at which the shares are redeemed) equal to at least 2% of the aggregate NAV of such share class as of the last calendar day of the previous quarter, or, if more limiting, (b) redeem shares (based on the price at which the shares are redeemed) over the course of a given quarter equal to at least 5% of the aggregate NAV of such share class as of the last calendar day of the previous quarter (collectively referred to herein as the “2% and 5% limits”), which in the second and third months of a quarter could be less than 2% of the NAV of such share class. In the event that we determine to redeem some but not all of the shares submitted for redemption during any month, shares redeemed at the end of the month will be redeemed on a pro rata basis. Even if the class-specific allocations are exceeded for a class, the program may offer such class additional capacity under the aggregate program limits. Redemptions and pro rata treatment, if necessary, will first be applied within the class-specific allocated capacity and then applied on an aggregate basis to the extent there is remaining capacity. All unsatisfied redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption program, as applicable.
For both the aggregate and class-specific allocations described above, (i) provided that the share redemption program has been operating and not suspended for the first month of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for that month will carry over to the second month and (ii) provided that the share redemption program has been operating and not suspended for the first two months of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for those two months will carry over to the third month. In no event will such carry-over capacity permit the redemption of shares with aggregate value (based on the redemption price per share for the month the redemption is effected) in excess of 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter (provided that for these purposes redemptions may be measured on a net basis as described in the paragraph below).

We currently measure the foregoing redemption allocations and limitations based on net redemptions during a month or quarter, as applicable. The term “net redemptions” means, during the applicable period, the excess of our share redemptions (capital outflows) over the proceeds from the sale of our shares (capital inflows). Net redemptions for the class-specific allocations will be based only on the capital inflows and outflows of that class, while net redemptions for the overall program limits would be based on capital inflows and outflows of all classes. Thus, for any given calendar quarter, the maximum amount of redemptions during that quarter will be equal to (i) 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter, plus (ii) proceeds from sales of new shares in this offering (including purchases pursuant to our distribution reinvestment plan) and the Class E distribution reinvestment plan offering since the beginning of the current calendar quarter. The same would apply for a given month, except that redemptions in a month would be subject to the 2% limit described above (subject to potential carry-over capacity), and netting would be measured on a monthly basis. With respect to future periods, our board of directors may choose whether the allocations and limitations will be applied to “gross redemptions,” i.e., without netting against capital inflows, rather than to net redemptions. If redemptions for a given month or quarter are measured on a gross basis rather than on a net basis, the redemption limitations could limit the amount of shares redeemed in a given month or quarter despite our receiving a net capital inflow for that month or quarter. In order for our board of directors to change the application of the allocations and limitations from net redemptions to gross redemptions or vice versa, we will provide notice to stockholders in a prospectus supplement or special or periodic report filed by us, as well as in a press release or on our website, at least 10 days before the first business day of the quarter for which the new test will apply. The determination to measure redemptions on a gross basis, or vice versa, will only be made for an entire quarter, and not particular months within a quarter.
Although the vast majority of our assets consist of properties that cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition, we intend to maintain a number of sources of liquidity including (i) cash equivalents (e.g. money market funds), other short-term investments, U.S. government securities, agency securities and liquid real estate-related securities and (ii) one or more borrowing facilities. We may fund redemptions from any available source of funds, including operating cash flows, borrowings, proceeds from this offering and/or sales of our assets.
Should redemption requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than redeeming our shares is in the best interests of the company as a whole, then we may choose to redeem fewer shares than have been requested to be redeemed, or none at all. Further, our board of directors may modify, suspend or terminate our share redemption program if it deems such action to be in our best interest and the best interest of our stockholders. If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests. The above description of the share redemption program is a summary of certain of the terms of the share redemption program. Please see the full text of the share redemption program, which is incorporated by reference as Exhibit 4.2 to this Quarterly Report on Form 10-Q, for all the terms and conditions.
The table below summarizes the redemption activity for the three months ended June 30, 2019:

(shares in thousands)	Total Number of Shares Redeemed	Average Price Paid Per Share (1)	Total Number of Shares Redeemed as Part of Publicly Announced Plans or Programs	Maximum Number of Shares That May Yet Be Redeemed Pursuant to the Program (2)
For the Month Ended:
April 30, 2019	1,175	$7.31	1,175	—
May 31, 2019	1,523	7.24	1,523	—
June 30, 2019	1,944	7.32	1,944	—
Total	4,642	$7.32	4,642	—

(1)	Amount represents the average price paid to investors upon redemption.

(2)	We limit the number of shares that may be redeemed under the share redemption program as described above.

ITEM 5. OTHER INFORMATION
Distribution Reinvestment Plan Suitability Requirement
Pursuant to the terms of our distribution reinvestment plan (“DRP”), participants in the DRP must promptly notify us if at any time they fail to meet the current suitability requirements for making an investment in us.
The current suitability standards require that Class E stockholders participating in the DRP other than investors in Arizona, California, Ohio and Oregon have either:

•	a net worth (exclusive of home, home furnishings and automobiles) of $150,000 or more; or

•
a net worth (exclusive of home, home furnishings and automobiles) of at least $45,000 and had during the last tax year, or estimate that such investor will have during the current tax year, a minimum of $45,000 annual gross income.

The current suitability standards require that Class E stockholders participating in the DRP in Arizona, California, Ohio and Oregon have either:

•	a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or

•
a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 and had during the last tax year, or estimate that such investor will have during the current tax year, a minimum of $70,000 annual gross income.

In addition, Class E stockholders participating in the DRP in Ohio and Oregon must have a net worth of at least 10 times their investment in us and any of our affiliates. The current suitability standards for Class T, Class S, Class D and Class I stockholders participating in the DRP are listed in the section entitled “Suitability Standards” in our current Class T, Class S, Class D and Class I public offering prospectus on file at www.sec.gov and on our website at www.blackcreekdiversified.com.
Stockholders can notify us of any changes to their ability to meet the suitability requirements or change their DRP election by contacting us at Black Creek Diversified Property Fund Inc., Investor Relations, 518 17th Street, Suite 1700, Denver, Colorado 80202, Telephone: (303) 228-2200.
Net Asset Value Calculation and Valuation
Effective as of August 9, 2019, our board of directors amended our Net Asset Value Calculation and Valuation Procedures (the “Valuation Procedures”) in order to reflect that for purposes of calculating our NAV, organization and offering costs incurred as part of our corporate-level expenses related to: (i) our primary offering reduce NAV as incurred and (ii) our DST Program reduce NAV on a monthly basis over a two-year period following the completion of each DST offering. The new Valuation Procedures have been filed as an exhibit to this Quarterly Report on Form 10-Q.

ITEM 6. EXHIBITS
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Exhibit Number	Description
3.1	Articles of Restatement. Incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed with the SEC on March 21, 2012.

3.2	Articles of Amendment (name change). Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on July 12, 2012.

3.3	Articles Supplementary (Class A shares). Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on July 12, 2012.

3.4	Articles Supplementary (Class W shares). Incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on July 12, 2012.

3.5	Articles Supplementary (Class I shares). Incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K filed with the SEC on July 12, 2012.

3.6	Certificate of Correction to Articles of Restatement. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on March 26, 2014.

3.7	Certificate of Correction to Articles of Restatement. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on August 30, 2016.

3.8
Articles of Amendment (revised terms of share classes). Incorporated by reference to Exhibit 3.8 to the Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767) filed with the SEC on September 1, 2017.

3.9
Articles of Amendment (name change). Incorporated by reference to Exhibit 3.9 to the Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767) filed with the SEC on September 1, 2017.

3.10
Seventh Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.10 to the Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767) filed with the SEC on September 1, 2017.

4.1
Fifth Amended and Restated Distribution Reinvestment Plan. Incorporated by reference to Appendix B to the Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767) filed with the SEC on September 1, 2017.

4.2	Amended and Restated Share Redemption Program. Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on October 13, 2017.

4.3
Statement regarding transfer restrictions, preferences, limitations and rights of holders of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates). Incorporated by reference to Exhibit 4.5 to the Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767) filed with the SEC on September 1, 2017.

4.4*	Valuation Procedures.

4.5*	Multiple Class Plan.

10.1*	Amended and Restated Advisory Agreement 2019.

10.2	Seventh Amended and Restated Operating Partnership Agreement. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on January 7, 2019.

10.3
Eighth Amended and Restated Operating Partnership Agreement. Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-3D (File No. 333-230311), filed with the SEC on March 15, 2019.

10.4	Second Amended and Restated Credit and Term Loan Agreement. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on January 16, 2019.

10.5	Credit Agreement. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on January 16, 2019.

10.6
Purchase and Sale Contract between DPF 655 Montgomery LP and BCAL 655 Montgomery Property LLC, dated February 8, 2019. Incorporated by reference to Exhibit 10.36 to the Post-Effective Amendment No. 9 to the Registration Statement on Form S-11 (File No. 333-222630), filed with the SEC on April 16, 2019.

10.7*	Amendment No. 1 to the Eighth Amended and Restated Operating Partnership Agreement.

Exhibit Number	Description
31.1*	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Principal Executive Officer and Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.1*	Consent of Altus Group U.S., Inc.

101.1
The following materials from Black Creek Diversified Property Fund Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 12, 2019, formatted in XBRL (eXtensible Business Reporting Language): (i) Condensed Consolidated Balance Sheets; (ii) Condensed Consolidated Statements of Operations; (iii) Condensed Consolidated Statements of Comprehensive Income (Loss); (iv) Condensed Consolidated Statements of Equity; (v) Condensed Consolidated Statements of Cash Flows; and (vi) Notes to Condensed Consolidated Financial Statements.

_________________
*    Filed or furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.

August 12, 2019	By:	/s/ DWIGHT L. MERRIMAN III
Dwight L. Merriman III Managing Director, Chief Executive Officer (Principal Executive Officer)

August 12, 2019	By:	/s/ LAINIE P. MINNICK
Lainie P. Minnick Managing Director, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)